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                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant To Section 14(a) of the
                        Securities Exchange Act of 1934.

Filed by the Registrant [__]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
      [__] Preliminary Proxy Statement
      [__] Confidential, For Use of the Commission Only (as permitted by Rule
           14a-6 (e) (2))
      [X ] Definitive Proxy Statement
      [__] Definitive Additional Materials
      [__] Soliciting Material Under Rule 14a-12

                               DEXTER CORPORATION

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                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      INTERNATIONAL SPECIALTY PRODUCTS INC.
                              ISP INVESTMENTS INC.

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    (NAME OF PERSON (S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

      [X] No fee required.
      [_] Fee computed on table below per Exchange Act Rules 14a-6(I) (1) and
          0-11.

         1) Title of each class of securities to which transaction applies:



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         2)       Aggregate number of securities to which transaction applies:



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         3)       Per unit price or other underlying value of transaction
                  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



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         4)       Proposed maximum aggregate value of transaction:



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         5)       Total fee paid:



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NY2:\917220\6\54104.0016
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     [_] Fee paid previously with preliminary materials:


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     [_] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)       Amount previously paid:
     2)       Form, Schedule or Registration Statement No.:
     3)       Filing Party:
     4)       Date Filed:


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                                 PROXY STATEMENT

                                       OF

                      INTERNATIONAL SPECIALTY PRODUCTS INC.

                                   ----------



                     2000 ANNUAL MEETING OF THE SHAREHOLDERS

                                       OF

                               DEXTER CORPORATION

                                   ----------


         We are sending this proxy statement to you as one of the holders of common stock, par value $1.00 per share, of Dexter Corporation, a Connecticut corporation, in connection with our solicitation of your proxy for use at the 2000 Annual Meeting of the Shareholders of Dexter scheduled for 10:00 A.M., local time, on Friday, June 30, 2000, at The Hartford Club, 46 Prospect Street, Hartford, Connecticut and at any adjournments or postponements thereof. We are International Specialty Products Inc. and its wholly owned subsidiary ISP Investments Inc., each a Delaware corporation, and beneficially own approximately 9.91% of Dexter's outstanding shares of common stock.

         On December 14, 1999, we proposed to Dexter a business combination in which all Dexter shareholders would receive $45 per share in cash (the "ISP Proposal"), subject to the execution of a mutually acceptable merger agreement. Subsequently, on February 28, 2000, Dexter stated that it is attempting "to maximize shareholder value in the short term." Since then, while it has made repeated optimistic prognostications as to its progress with respect to the sale of Dexter in a single transaction as well as the sale of individual Dexter businesses, the simple fact remains that Dexter has yet to enter into a single transaction for the sale of all or part of the company. Our $45 per share price represents a 38% premium over Dexter's closing price of $329/16 immediately prior to the December 14, 1999 announcement of our proposal (Dexter's share price has increased since we made our proposal, and closed on the NYSE at $435/16 per share on June 2, 2000, the most recent trading day prior to the printing of this proxy statement). You can obtain a current quotation for Dexter's share price prior to voting at the 2000 Annual Meeting or granting your proxy.

         Despite its optimistic prognostications, we are extremely skeptical that Dexter will be able to present a definitive transaction or transactions to Dexter shareholders that will provide shareholder value in excess of our $45 per share cash proposal, in light of the fact that Dexter has been unable to realize on its program for maximizing shareholder values since our proposal for Dexter more than five months ago. Accordingly, we remain fully committed to continuing our proxy fight to protect the value of our and your investment in Dexter. We are now asking you to elect our nominees and approve several proposals intended to facilitate the ISP Proposal or a superior proposal. You should note that there can be no assurance that the adoption of our proposals will ensure the consummation of such a transaction.


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

OUR NOMINEE ELECTION PROPOSALS:

         We are nominating three persons for election as directors of Dexter in the class with a three-year term continuing until the 2003 Annual Meeting. Our nominees are committed to pursue the ISP Proposal or a superior proposal. Our nominees, if elected, and Dexter's incumbent directors, if re-elected, would each owe the same fiduciary duties to Dexter shareholders as all other Dexter directors. We are also proposing to amend the Dexter Bylaws to increase the size of Dexter's Board to seventeen directors (the "Board Size Bylaw Proposal") and are nominating seven additional persons for election as directors (the "Additional Directors Election Proposal"). While a Connecticut federal court has held our Board Size Bylaw Proposal and Additional Directors Election Proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law, ISP believes that the court erred for the reasons set forth in this proxy statement and intends to appeal this decision. We are soliciting your proxies to vote in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal, despite the court's decision, so that such proposals may be implemented if the decision of the court is reversed on appeal. Votes in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal will not be effective unless the decision of the court is reversed. See "Certain Litigation" and "The Nominee Election Proposals." However, even if the decision of the court is not reversed, our three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed to pursue the ISP Proposal or a superior proposal.

OUR SHAREHOLDER RIGHTS PROPOSALS:

         We believe that Dexter shareholders - the owners of the corporation - should be permitted to consider the merits of any offer for their shares. Accordingly, we are proposing that the Dexter Bylaws be amended to require Dexter's Board to implement any special resolution passed by Dexter shareholders directing Dexter's Board to redeem the rights issued under Dexter's "poison pill" shareholder rights plan (the "Rights Agreement") or to amend the Rights Agreement to render it inapplicable to types of offers or transactions specified in any such resolution. Furthermore, in connection with this Bylaw amendment, we seek your approval of a special resolution directing Dexter's Board to amend the Rights Agreement promptly to make it inapplicable to any offer to purchase all shares of Dexter for at least $45 per share in cash. Accordingly, if each of our Shareholder Rights Proposals is adopted, the Rights Agreement will not provide shareholder protection for proposals to acquire all Dexter shares for at least $45 per share in cash. The Shareholder Rights Proposals, if adopted, will also allow the Dexter shareholders to decide whether Dexter's Board can adopt any future "poison pill" shareholder rights plans.

OUR VOTING RIGHTS PROPOSALS:

         In order to minimize any attempt by Dexter's Board to frustrate the consideration or implementation of our proposals, we are also proposing to repeal any Bylaw amendments that may be unilaterally adopted by Dexter's Board between February 26, 1999 and the date of the 2000 Annual Meeting. Finally, we are proposing a resolution to set the order in which our proposals will be voted upon at the 2000 Annual Meeting.


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THIS PROXY STATEMENT AND THE GOLD PROXY CARD ARE FIRST BEING FURNISHED TO
SHAREHOLDERS ON OR ABOUT JUNE 5, 2000.

WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES AND THE ADOPTION OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

IF YOU HAVE ALREADY SENT A WHITE PROXY CARD TO THE DEXTER DIRECTORS, YOU MAY REVOKE THAT PROXY AND VOTE AGAINST THE ELECTION OF DEXTER'S NOMINEES AND PROPOSALS BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE 2000 ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE 2000 ANNUAL MEETING TO INNISFREE M&A INCORPORATED OR TO THE SECRETARY OF DEXTER, OR BY VOTING IN PERSON AT THE 2000 ANNUAL MEETING. SEE "VOTING PROCEDURES" ON PAGE 40.



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               QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

Q:     WHO IS SOLICITING YOUR PROXY?

A: We are International Specialty Products Inc. ("ISP") and its wholly owned subsidiary ISP Investments Inc. We are a New York Stock Exchange listed, multinational manufacturer of specialty chemicals and mineral products. As of the date of this proxy statement, we beneficially own 2,299,200 shares of Dexter's common stock, representing approximately 9.91% of the outstanding shares. In addition, on such date we, together with our reporting "group" for Schedule 13D purposes, beneficially own 5,417,991 shares of common stock of Life Technologies, representing approximately 21.7% of the outstanding shares of Life Technologies. For more information on participants in our proxy solicitation, please see "Certain Information Concerning the Participants" on page 44.

Q:     WHY ARE WE SOLICITING YOUR PROXY?

A: As Dexter's largest shareholder and an investor in the company's shares since September 1998, we have been dissatisfied with Dexter's share price performance and the recent conduct of Dexter's Board described below. This has led us to engage in this proxy fight to protect the value of our and your investment in Dexter. Over five months ago, on December 14, 1999, we made the ISP Proposal to acquire Dexter for $45 per share in cash. Subsequently, on February 28, 2000, Dexter stated that it is attempting "to maximize shareholder value in the short term," and has since then claimed to be pursuing the sale of Dexter in a single transaction as well as the sale of individual Dexter businesses. On March 23, 2000, we announced an increase in the ISP Proposal to $50 per share in cash and further indicated that we had obtained a commitment from The Chase Manhattan Bank to provide credit facilities to finance the business combination contemplated by the ISP Proposal.

       Since Dexter began this process on February 28, 2000, Dexter has made repeated optimistic prognostications as to its progress with respect to the sales process. For example, Dexter announced on March 23 that "29 third parties including ISP have signed confidentiality agreements" and on April 2 that "we expect to be in a position to make a definitive announcement in the next few weeks or so." Nevertheless, Dexter has yet to enter into a single transaction for the sale of all or part of the company.

       Most recently, on May 17, 2000, Dexter announced that it is "proceeding expeditiously" to enter into contracts for the piecemeal sale of its core businesses and claimed that "our process has already produced significant indications of interest from financially capable, responsible bidders for those businesses." The next day, Mr. Walker told the press that "[a] piecemeal sell-off of businesses . . . is one way to achieve maximum shareholder value."

       On May 23, 2000, as a result of what we believed to be Dexter's delaying tactics and mishandling of the process to maximize shareholder value, as well as the recent volatility in the financial markets and substantial increases in interest rates, we withdrew our March 23 increase in our


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       proposal from $45 to $50 per share which we had been struggling to keep in place and about which we had previously warned Dexter.

       Despite its optimistic prognostications, we are extremely skeptical that Dexter will be able to present a definitive transaction or transactions to Dexter shareholders that will provide shareholder value in excess of our $45 per share cash proposal, in light of the fact that Dexter has been unable to realize on its program for maximizing shareholder values since our proposal for Dexter more than five months ago. We believe that the way in which Dexter has handled this entire matter has only diminished shareholder value and will in our opinion continue to do so.

       The simple fact remains that the ISP Proposal made on December 14, 1999 still stands at $45 per share in cash, while Dexter has yet to enter into a single transaction for the sale of all or part of the company. ISP's $45 per share price represents a 38% premium over Dexter's closing price of $329/16 immediately prior to the December 14, 1999 announcement of our proposal (Dexter's share price has increased since we made our initial $45 per share proposal, and closed on the NYSE at $435/16 per share on June 2, 2000, the most recent trading day prior to the printing of this proxy statement). You can obtain a current quotation for Dexter's share price prior to voting at the 2000 Annual Meeting or granting your proxy.

       The actions taken by Dexter's Board described above, which we believe illustrate its inability to conduct a process to maximize shareholder value, underscore the urgent need for the adoption of our proposals. Our nominees are committed to pursue the ISP Proposal or a superior proposal, while Dexter's incumbent directors have rejected our $45 per share cash proposal without having produced a superior proposal. We are seeking your proxy to vote in favor of the adoption of our Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals described in this document, because we believe that each of these proposals will facilitate the ISP Proposal or a superior proposal. If you grant us your proxy, we will also be entitled to vote your shares in our discretion on matters incident to the conduct of the 2000 Annual Meeting and on other matters brought to a vote at the meeting for which we have not yet been given notice.

Q: WHY ARE WE ASKING YOU TO INCREASE THE SIZE OF DEXTER'S BOARD AND ELECT OUR NOMINEES?

A: Dexter is currently proposing that only three of the ten current directors will stand for election at the 2000 Annual Meeting. We are proposing to increase the number of directors from its current number of ten to seventeen, so that a total of ten directors will be elected by Dexter shareholders at the 2000 Annual Meeting. While a Connecticut federal court has held our Board Size Bylaw Proposal and Additional Directors Election Proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law, ISP believes that the court erred for the reasons set forth in this proxy statement and intends to appeal this decision. We are soliciting your proxies to vote in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal, despite the court's decision, so that such proposals


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

       may be implemented if the decision of the court is reversed on appeal. See "Certain Litigation" and "The Nominee Election Proposals." Votes in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal will not be effective unless the decision of the court is reversed. However, even if the decision of the court is not reversed, our three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed to pursue the ISP Proposal or a superior proposal. If all of our nominees are elected (assuming such a reversal), a majority of Dexter's directors would not be continuing incumbents and a lack of continuity in Dexter's corporate policy and governance may occur. However, our nominees, if elected, and Dexter's incumbent directors, if re-elected, would each owe the same fiduciary duties to Dexter shareholders.

Q:     WHO ARE THE NOMINEES?

A: Our three nominees for election as directors of Dexter in the class with a three-year term continuing until the 2003 Annual Meeting include one independent person who is not affiliated with ISP and two persons who are affiliates of ISP, all of whom are well-respected members of the business and legal community. Our seven additional nominees for directorships will not be eligible for election unless a Connecticut federal court's decision, holding our Board Size Bylaw Proposal and Additional Directors Election Proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law, is overturned on appeal and our Board Size Bylaw Proposal is adopted by Dexter Shareholders. See "Certain Litigation" and "The Nominee Election Proposals." Each of the seven additional nominees is an independent person not affiliated with ISP.

       All of our nominees are committed to pursue the ISP Proposal or a superior proposal, while Dexter's incumbent directors have rejected our $45 per share cash proposal without having produced a superior proposal. Two of our nominees, Samuel J. Heyman and Sunil Kumar, are affiliates of ISP. Mr. Heyman is the Chairman of the Board of ISP and Mr. Kumar is President and Chief Executive Officer of ISP. If elected to Dexter's Board, Messrs. Heyman and Kumar would not participate in any Board action relating to the ISP Proposal or any other business combination transaction while our acquisition proposal remains in effect, and would act in accordance with their fiduciary duties to Dexter shareholders with respect to any action they do take as directors. We have no reason to believe that any of our nominees will be disqualified or unable or unwilling to serve if elected. However, if any of our nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by ISP to fill the vacancy.

Q: WHY SHOULD SHAREHOLDERS DETERMINE IF THE POISON PILL RIGHTS AGREEMENT SHOULD BE AMENDED OR REDEEMED?

A: In 1996, Dexter's Board adopted the Rights Agreement, dated as of August 23, 1996, by and between Dexter and ChaseMellon Shareholder Services, L.L.C. The poison pill Rights issued under the Rights Agreement permit Dexter shareholders to purchase shares of Dexter common stock, or shares of an acquiring company's common stock, at less than market prices, if, among other things, persons not approved by Dexter's Board acquire


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       beneficial ownership of 11% or more of Dexter's common stock, unless the offer falls within the recently-created exception requiring a fairness determination by Dexter's financial advisor. No action is required to trigger the exercisability of the Rights, once the threshold of ownership has been passed. Currently, any person or group who acquires beneficial ownership of 11% or more of Dexter's outstanding shares of common stock without Board approval or a fairness determination by Dexter's financial advisor and who cannot, like institutional investors and certain other parties, take advantage of an exception in the Rights Agreement applicable to "passive investors," will experience immediate and substantial economic and voting power dilution, because the poison pill rights issued to each other holder of Dexter common stock under the Rights Agreement would become automatically exercisable to purchase additional shares of common stock for each share then outstanding, at one-half the current market price, from and after the date of such threshold acquisition.

       In its current form, we believe that the Rights Agreement is harmful to your interests as a shareholder because it is a device that provides Dexter's Board with the power to block a transaction which could be economically beneficial to you, unless the offer falls within a limited, recently-created exception requiring, among other things, a fairness determination by Dexter's financial advisors. Our proposed Bylaw amendment would require Dexter's Board to follow the direction of a majority of Dexter shareholders by redeeming the Rights or amending the Rights Agreement to render it inapplicable to types of offers or transactions specified by Dexter shareholders. In addition, Dexter's Board would be required to seek shareholder approval prior to adopting a new "poison pill" shareholder rights plan. As discussed below, we are also proposing that you direct Dexter's Board to amend the Rights Agreement now.

       We believe that you should be permitted to consider for yourself the merits of offers for your shares. However, we note that proponents of poison pills claim that plans such as the Rights Agreement provide boards of directors with time to respond to unsolicited bids in an orderly manner and provide incentives for a potential bidder to negotiate with the board, thereby potentially leading to a higher price for shareholders. If our Bylaw proposal and the shareholder resolution described below are adopted, the potential benefits of the Rights Agreement will no longer apply to any proposal for all shares for at least $45 per share in cash.

Q: WHY DO WE WANT DEXTER'S BOARD TO AMEND DEXTER'S POISON PILL RIGHTS AGREEMENT NOW?

A: On December 14, 1999, we proposed a business combination in which Dexter shareholders would receive at least $45 per share in cash, subject to the execution of a mutually acceptable merger agreement. Dexter's Board rejected our initial $45 per share proposal without negotiation. Because Dexter's poison pill rights would be triggered by most acquisitions of 11% or more of Dexter's shares, it would be uneconomical for us or any third party to make an offer directly to Dexter shareholders over the current Board's refusal, unless the offer falls within a limited, recently-created exception requiring, among other things, a fairness determination by Dexter's financial advisors.


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


       It should be noted that Dexter's Board rejected our initial $45 per share proposal as inadequate and has not disclosed what price Dexter's financial advisors would deem fair. If each of our Shareholder Rights Proposals is adopted, the Rights Agreement will not provide shareholder protection for proposals to acquire all Dexter shares for at least $45 per share in cash. However, we believe that the shareholder resolution we propose, which would require Dexter's Board to amend the Rights Agreement to make it inapplicable to any offer for all outstanding shares of Dexter for at least $45 per share in cash, would send a clear message to Dexter's Board that it should pursue offers of at least $45 per share and would end the uncertainty as to the minimum bid required to make the poison pill Rights inapplicable.

Q:     WHAT WILL HAPPEN IF THE POISON PILL RIGHTS AGREEMENT IS INVALIDATED IN
       COURT?

A: We have commenced litigation seeking to invalidate the Rights Agreement under Connecticut law. If the Rights Agreement is invalidated, it will no longer be an obstacle to stock accumulations or offers at any price and no longer would provide the protections referred to above, as advocated by poison pill proponents. If there was a final adjudication prior to the 2000 Annual Meeting holding the Rights Agreement invalid, we would not need to present our Shareholder Rights Proposals at the 2000 Annual Meeting.

Q:     IS ISP PREPARED TO ACQUIRE DEXTER?

A: We are prepared to promptly negotiate and execute a mutually acceptable merger agreement with Dexter. We have obtained a commitment from The Chase Manhattan Bank to provide senior credit facilities in the aggregate amount of $1,825,000,000 to, among other things, finance the acquisition of Dexter, refinance certain existing indebtedness and provide working capital following the acquisition. See "Description of Credit Facilities."

Q:     WHY ARE YOU PROPOSING TO REPEAL BYLAWS ADOPTED BY DEXTER'S BOARD?

A: We propose to repeal any Bylaw amendments adopted by Dexter's Board between February 26, 1999 and the date of the 2000 Annual Meeting. We are not aware of any amendments made between February 26 and now. We believe that any Bylaw amendments adopted by Dexter's Board prior to the 2000 Annual Meeting are likely to be aimed at frustrating our proposals and therefore are not likely to be in the best interests of the Dexter shareholders. Any Bylaw amendments validly adopted by Dexter's Board prior to the Annual Meeting would remain in effect unless and until our proposal to repeal such Bylaws is adopted. If Dexter's Board adopts any such Bylaw amendments before the 2000 Annual Meeting, it will have an opportunity to inform shareholders of the benefits of these amendments and to attempt to persuade shareholders to vote against this proposal.


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Q:     WHO CAN VOTE AT THE 2000 ANNUAL MEETING?

A: If you owned Dexter shares on May 15, 2000 (the "Record Date"), you have the right to vote at the 2000 Annual Meeting. According to Dexter's proxy statement, as of the close of business on the Record Date, there were 23,195,118 shares of common stock of Dexter issued and outstanding and entitled to vote. Shareholders have one vote for each share of common stock they own with respect to all matters to be considered at the 2000 Annual Meeting.

Q:     HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE PROPOSALS TO EFFECT THEM?

A: Assuming that a quorum, defined as holders of not less than a majority of the shares of common stock outstanding and entitled to vote, is present in person or by proxy at the 2000 Annual Meeting, our proposals can be adopted by the following votes:

       Nominee Proposals -- Election of our nominees will require the affirmative vote of a plurality of the votes cast. Our nominees for seven newly-created directorships will not be eligible for election unless a Connecticut federal court's decision, holding our Board Size Bylaw Proposal and Additional Directors Election Proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law, is overturned on appeal and our Board Size Bylaw Proposal is adopted by Dexter Shareholders. See "Certain Litigation" and "The Nominee Election Proposals." However, even if the decision of the court is not reversed, our three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed to pursue the ISP Proposal or a superior proposal.

       Proposals Requiring Bylaw Amendments -- We believe that our proposals involving amendments to the Dexter Bylaws will be approved if the votes cast for each respective proposal exceed the votes cast against the respective proposal. Accordingly, our Bylaw amendment proposals could be approved by less than a majority of the issued and outstanding shares of common stock once a quorum is present at the 2000 Annual Meeting. We have received the opinion of our Connecticut counsel, Levett Rockwood P.C., that, to the extent the Dexter Bylaws may require a two-thirds supermajority shareholder vote for an amendment, such provision is invalid under Connecticut law. Levett Rockwood P.C. has consented to the use of its name and the reference to its opinion in this proxy statement. We have also instituted litigation seeking to have any such supermajority amendment requirement held ineffective. See "Certain Litigation." If the Bylaws are held to contain an effective supermajority shareholder voting requirement, our proposals involving Bylaw amendments would each require the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock.

       Proposals Not Requiring Bylaw Amendments -- Adoption of our shareholder resolution requiring Dexter's Board to amend the Rights Agreement and our Omnibus Proposal providing the order for voting at the 2000 Annual Meeting will be approved if the votes cast for the respective proposals exceed the votes cast against the respective proposals. Accordingly, these proposals could be adopted by less than a majority of the issued and outstanding shares of common stock once a quorum is present at the


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       2000 Annual Meeting. The shareholder resolution as to the Rights
       Agreement will not be effective unless our related Bylaw amendment is adopted.

       Dexter has not included our Board Size Bylaw Proposal and Additional Directors Election Proposal on its proxy cards and has stated that no action will be taken on them at the 2000 Annual Meeting. A proxy will be counted as present for purposes of a quorum on each matter for which such proxy confers the right to vote. Dexter has stated that its representatives intend to exercise discretionary authority to vote proxies submitted on the Dexter proxy card even with respect to proposals that are omitted from the cards. If Dexter takes such an action, we plan to challenge through litigation the validity of such proxies with respect to such proposals.

Q: WHAT IS THE SIGNIFICANCE OF THE COURT'S HAVING INVALIDATED ISP'S BOARD SIZE BYLAW PROPOSAL AND ADDITIONAL DIRECTORS ELECTION PROPOSAL AND WHAT WILL HAPPEN IF IT INVALIDATES CERTAIN OF OUR OTHER PROPOSALS?

A: On May 30, 2000, a Connecticut federal court held ISP's Board Size Bylaw Proposal and Additional Directors Election Proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law. ISP believes that the court erred for the reasons set forth in this proxy statement and intends to appeal this decision. The court's decision can be appealed by ISP upon the court entering a final judgment or certifying the decision for appeal or upon the final adjudication of all other issues raised by ISP in its complaint. We are soliciting your proxies to vote in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal, despite the court's decision, so that such proposals may be implemented if the decision of the court is reversed on appeal. Votes in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal will not be effective unless the decision of the court is reversed. See "Certain Litigation" and "The Nominee Election Proposals." However, even if the decision of the court is not reversed, our three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed to pursue the ISP Proposal or a superior proposal.

       Dexter also has asserted that our Shareholder Rights Proposals are invalid, and that it will not implement these proposals even if they are adopted by the Dexter shareholders. In connection with our proposals, we have filed a complaint with the court in which we are seeking, among other things, a declaratory judgment that our Shareholder Rights Proposals and Voting Rights Proposals are valid under Connecticut law. See "Certain Litigation."

       We intend to present all of our proposals at the 2000 Annual Meeting. Insofar as there is a lack of direct Connecticut case law (other than the District Court's decision) to either substantiate or contradict the validity of the proposals challenged by Dexter, the courts will ultimately determine the legality of such proposals under Connecticut law. If there was a final adjudication, without opportunity for appeal, prior to the 2000 Annual Meeting holding that any proposal was invalid, we would not present such proposal at the 2000 Annual Meeting. Your proxy will be voted only for the proposals actually presented at the 2000

       Annual Meeting. Furthermore, if, after the 2000 Annual Meeting, any proposal was finally adjudicated to be invalid under Connecticut law, such proposal, even if adopted, would then not be effective.

Q:     WHAT SHOULD YOU DO TO VOTE?

A: Sign, date and return the enclosed GOLD Proxy card TODAY in the envelope provided. For more information on how to vote your shares, please see "Voting Procedures" on page 40.

Q:     WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

A:     Please call Innisfree M&A Incorporated toll free at (888) 750-5834.

-------------------------------------------------------------------------------

                                    IMPORTANT


       PLEASE REVIEW THIS DOCUMENT AND THE ENCLOSED MATERIALS CAREFULLY. YOUR VOTE IS VERY IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

1. If your shares are registered in your own name, please sign, date and mail the enclosed GOLD Proxy Card to Innisfree M&A Incorporated in the postage-paid envelope provided today.

2. If you have previously signed and returned a WHITE proxy card to Dexter, you have every right to change your vote. Only your latest dated card will count. You may revoke any WHITE proxy card already sent to Dexter by signing, dating and mailing the enclosed GOLD Proxy Card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2000 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2000 Annual Meeting to Innisfree M&A Incorporated or the Secretary of Dexter, or by voting in person at the 2000 Annual Meeting.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a GOLD Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed GOLD Proxy Card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GOLD Proxy Card to be issued representing your shares.

4. After signing the enclosed GOLD Proxy Card, do not sign or return the WHITE proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

       If you have any questions about giving your proxy or require assistance, please call:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                         Call Toll-Free: (888) 750-5834
             Banks and Brokerage Firms Call Collect: (212) 750-5833

-------------------------------------------------------------------------------

                          REASONS FOR THE SOLICITATION

         We have remained fully committed to continuing our proxy fight to protect the value of our and your investment in Dexter. The purpose of our proposals is to facilitate the ISP Proposal or a superior proposal, in which you would receive at least $45 per share in cash, although there can be no assurance that the adoption of our proposals will result in the consummation of such a transaction. Please note that we are not soliciting your proxy to vote on a merger or other business combination transaction in which you would exchange your Dexter shares for cash. The adoption of our proposals would facilitate our ability to effect the ISP Proposal by making a tender offer directly to you for your shares. In the event that ISP chooses to proceed by making a tender offer, a shareholder vote would not be required. Our nominees are committed to pursue the ISP Proposal or a superior proposal, while Dexter's incumbent directors have rejected our $45 per share cash proposal without having produced a superior proposal. Another reason for our proposals is to permit Dexter shareholders to consider, on their own, the merits of offers for their shares by permitting them to issue instructions to Dexter's Board as to the manner in which the Rights Agreement will be applied to particular offers. We intend to mail this proxy statement, together with our proxy card, to all holders of Dexter common stock.

         As Dexter's largest shareholder and an investor in the company's shares since September 1998, we have been dissatisfied with the share price performance of Dexter's common stock. Specifically, on December 3, 1999, we discussed with representatives of Dexter our view that Life Technologies, with its higher growth and higher margins, can better fulfill its potential as an independent entity or in combination with another similarly strategically situated company, rather than in combination with Dexter. We therefore recommended that it would be in the best interests of both companies and their respective shareholders if Dexter and Life Technologies were independent corporate entities, and we offered to cooperate with Dexter to help effectuate the separation. Dexter did not respond to our recommendation. Therefore, on December 14, 1999, we proposed to Dexter a business combination in which Dexter shareholders would receive at least $45 per share in cash, subject to the negotiation of a mutually acceptable merger agreement. Although we indicated a willingness to pay more if Dexter provided us with additional information that justified an increased price, Dexter's Board rejected our initial proposal without negotiation. Then, on January 20, 2000, Dexter, in what we believe was an attempt to deter us from pursuing the ISP Proposal, offered to purchase our shares of Life Technologies for $49 per share, which offer we rejected. Finally, on January 27, 2000, we informed Dexter that we believed that the failure of Dexter's Board to encourage negotiation of the ISP Proposal left us "with no choice but to take our proposal directly to our fellow shareholders," and announced our intention to present the proposals contained in this proxy statement at the 2000 Annual Meeting.

         On March 23, 2000, we increased our proposal to $50 per share in cash. On that same day, Dexter announced that 29 third parties, including ISP, had signed confidentiality agreements with the Company. On April 2, 2000, Dexter postponed the 2000 Annual Meeting, originally scheduled for April 27, 2000, until June 30, 2000, and announced that it had received "several indications of interest in acquiring the entire company and . . . multiple indications of interest in Dexter's various constituent businesses." In connection with the announcement of the postponement of the 2000 Annual Meeting, Mr. Walker stated that "we are very pleased with the results of the first stage of our sale process...", "it is our objective to present a definitive transaction to our shareholders well before [June 30, 2000]" and "we expect to be in a position to make a definitive announcement in the next few weeks or so."

         On April 20, 2000, in response to a deadline for final bids from Dexter's financial advisor, we submitted a proposal to acquire all of the outstanding common stock of Dexter for a price per share of $50 plus one "contingent value right." The contingent value rights were intended to allow Dexter shareholders to participate in the proceeds from a subsequent sale by ISP of Dexter's shares in Life Technologies. The proposal, by its own terms, expired on April 24, 2000. We believe (based on Dexter's failure to announce a superior transaction) that our bid was the highest bid received by Dexter, but Dexter insisted as a precondition for negotiations that we put a higher bid on the table. On May 1, 2000, we terminated discussions with Dexter and restated our commitment to continue our proxy contest so that Dexter shareholders can decide for themselves how to best realize shareholder values.

         On May 17, 2000, Dexter announced that it is "proceeding expeditiously" to enter into contracts for the piecemeal sale of its core businesses and claimed that "our process has already produced significant indications of interest from financially capable, responsible bidders for those businesses." The next day, Mr. Walker told the press that "[a] piecemeal sell-off of businesses . . . is one way to achieve maximum shareholder value."

         On May 23, 2000, as a result of what we believed to be Dexter's delaying tactics and mishandling of the process to maximize shareholder value, as well as the recent volatility in the financial markets and substantial increases in interest rates, we withdrew our March 23 increase in our proposal from $45 to $50 per share which we had been struggling to keep in place and about which we had warned Dexter. We believe that Dexter has delayed and mishandled the process to maximize shareholder value by, among other things, refusing to accept any of our proposals during a period of significant volatility in the financial and equity markets, by postponing the 2000 Annual Meeting from April until June 30, by the granting of golden parachute, retention and severance agreements, put into place for the most part after we surfaced with our Dexter interest, which impose substantial costs on any acquirer of Dexter, and by simultaneously pursing the piecemeal sale of its wholly-owned businesses as an alternative to the sale of Dexter in its entirety, which we believe deprives shareholders of the value associated with bids for the entire company.

         Although Dexter has stated that it is attempting to maximize shareholder value and has made repeated optimistic prognostications with respect to the process referred to above, we are extremely skeptical that Dexter will be able to present a definitive transaction to Dexter shareholders that will provide shareholder value in excess of our $45 per share cash proposal, in light of the fact that Dexter has been unable to realize on its program for maximizing shareholder values since our proposal for Dexter more than five months ago. We believe that the way in which Dexter has handled this entire matter has only diminished shareholder value and will in our opinion continue to do so.

         The simple fact remains that the ISP Proposal made on December 14, 1999 still stands at $45 per share in cash, while Dexter has yet to enter into a single transaction for the sale of all or part of the company. ISP's $45 per share price represents a 38% premium over Dexter's closing price of $329/16 immediately prior to the December 14, 1999 announcement of our proposal (Dexter's share price has increased since we made our initial $45 per share proposal, and closed on the NYSE at $435/16 per share on June 2, 2000, the most recent trading day prior to the printing of this proxy statement). You can obtain a current quotation for Dexter's share price prior to voting at the 2000 Annual Meeting or granting your proxy.

         For a complete description of the events leading up to and following the December 14, 1999 announcement of our proposal to acquire all of the outstanding common stock of Dexter for $45 per share in a business combination, including a description of our other proposals to Dexter that were not accepted, please see Annex VII to this proxy statement.

         We are now asking you to elect our nominees and approve several proposals intended to facilitate the ISP Proposal or a superior proposal. All determinations made by our nominees, if elected, as well as those made by Dexter's incumbent directors, if re-elected, will be subject to their fiduciary duties to Dexter shareholders. Two of our nominees, Samuel J. Heyman and Sunil Kumar, are affiliated with ISP and, if elected to Dexter's Board, would not participate in any Board action relating to the ISP Proposal or any other business combination transaction while our acquisition proposal remains in effect, and would act in accordance with their fiduciary duties to Dexter shareholders with respect to any action they do take as directors.

         We are prepared to promptly negotiate and execute a mutually acceptable merger agreement with Dexter. We have obtained a commitment from The Chase Manhattan Bank to provide senior credit facilities in the aggregate amount of $1,825,000,000 to, among other things, finance the acquisition of Dexter, refinance certain existing indebtedness and provide working capital following the acquisition. See "Description of Credit Facilities." We have also engaged Chase Securities Inc. to serve as our financial advisor in connection with any business combination transaction involving Dexter.

         In connection with our proposals, we have filed a complaint with the court in which we are seeking, among other things, (1) a declaratory judgment that our Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals are valid under Connecticut law, that any supermajority voting requirement contained in Dexter's Bylaws is invalid, and that the Rights Agreement is invalid, and (2) an order requiring that the 2000 Annual Meeting must be held on June 30, 2000. On May 30, 2000, a Connecticut federal court held our Board Size Bylaw Proposal and Additional Directors Election Proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law. ISP believes that the court erred for the reasons described in this proxy statement and intends to appeal this decision. The court's decision can be appealed by ISP upon the court entering a final judgment or certifying the decision for appeal or upon the final adjudication of all other issues raised by ISP in its complaint. See "The Nominee Election Proposals."

         Even if the decision of the court is not reversed, our three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed to pursue the ISP Proposal or a superior proposal. Moreover, we are soliciting your proxies to vote in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal, despite the court's decision, so that such proposals may be implemented if the decision of the court is reversed on appeal. Votes in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal will not be effective unless the decision of the court is reversed. See "Certain Litigation."

         Dexter has asserted that our Shareholder Rights Proposals are invalid, and that it will not implement these proposals even if they are adopted by Dexter shareholders. We intend to present all of our proposals at the 2000 Annual Meeting. Insofar as there is a lack of direct Connecticut case law (other than the District Court's decision) to either substantiate or contradict the validity of the proposals challenged by Dexter, the courts will ultimately determine the legality under Connecticut law of such proposals. If there was a final adjudication, without opportunity for appeal, prior to the 2000 Annual Meeting holding that any proposal was invalid, we would not present such proposal at the 2000 Annual Meeting. Your proxy will be voted only for the proposals actually presented at the 2000 Annual Meeting. Furthermore, if, after the 2000 Annual Meeting, any proposal was finally adjudicated to be invalid under Connecticut law, such proposal, even if adopted, would then not be effective.

         We are soliciting your proxy to vote in favor of the following proposals at the 2000 Annual Meeting:

         THE NOMINEE ELECTION PROPOSALS

         (1) The election of our slate of nominees to replace the three directors whose terms expire at the 2000 Annual Meeting (the "Director Election Proposal");

         (2) A Bylaw amendment that would increase the size of Dexter's Board to permit our nominees for directorships, if elected, to constitute a majority of Dexter's Board (the "Board Size Bylaw Proposal");

         (3) The election of our slate of nominees to fill the vacancies created by the increased number of directorships (the "Additional Directors Election Proposal");

         THE SHAREHOLDER RIGHTS PROPOSALS

         (4) A Bylaw amendment that would require Dexter's Board to make certain amendments to Dexter's "Poison Pill" Rights Agreement or redeem the Rights issued thereunder if Dexter shareholders instruct Dexter's Board to do so by majority vote, and not to adopt a new rights agreement without shareholder approval (the "Poison Pill Bylaw Proposal");

         (5) A shareholder resolution directing Dexter's Board to amend the Rights Agreement promptly to make it inapplicable to any offer for all outstanding shares of Dexter for at least $45 per share in cash (the "Poison Pill Amendment Proposal");

         THE VOTING RIGHTS PROPOSALS

         (6) A shareholder resolution repealing any and all amendments made by Dexter's Board to the Bylaws after February 26, 1999 (the "Bylaw Repeal Proposal"); and

         (7) A resolution providing the order for voting at the 2000 Annual Meeting (the "Omnibus Proposal").

         EACH OF OUR PROPOSALS IS SEPARATE AND DISTINCT FROM EACH OTHER PROPOSAL. YOU MAY APPROVE OR VOTE SEPARATELY ON ANY OR ALL OF THE PROPOSALS, BUT THE ADDITIONAL DIRECTORS ELECTION PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE BOARD SIZE BYLAW PROPOSAL IS ADOPTED AND THE POISON PILL AMENDMENT PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE POISON PILL BYLAW PROPOSAL IS ADOPTED. DEXTER HAS ASSERTED THAT CERTAIN OF OUR PROPOSALS ARE INVALID. A CONNECTICUT FEDERAL COURT HAS HELD our Board Size Bylaw Proposal AND ADDITIONAL DIRECTORS ELECTION PROPOSAL to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law. ISP believes that the court erred for the reasons set forth in this proxy statement and intends to appeal this decision. VOTES IN FAVOR OF THE BOARD SIZE BYLAW PROPOSAL AND ADDITIONAL DIRECTORS ELECTION PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE DECISION OF THE DISTRICT COURT IS REVERSED. HOWEVER, Even if the decision of the court is not reversed, our three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed to pursue the ISP Proposal or a superior proposal. IF ANY OTHER PROPOSAL IS ADJUDGED INVALID UNDER CONNECTICUT LAW, IT WILL THEN NOT BE EFFECTIVE. SEE "CERTAIN LITIGATION" AND "THE NOMINEE ELECTION PROPOSALS."

         BY ADOPTING OUR PROPOSALS YOU WILL BE GIVEN THE OPPORTUNITY TO ELECT NOMINEES TO DEXTER'S BOARD WHO ARE COMMITTED TO PURSUE THE ISP PROPOSAL OR A SUPERIOR PROPOSAL, AND YOU WILL BE GIVEN THE RIGHT TO DECIDE WHETHER DEXTER'S POISON PILL RIGHTS AGREEMENT SHOULD APPLY TO SUCH A TRANSACTION. YOU SHOULD NOTE THAT THERE CAN BE NO ASSURANCE THAT THE ADOPTION OF OUR PROPOSALS WILL ENSURE THE CONSUMMATION OF SUCH A TRANSACTION. WE RECOMMEND THAT YOU SIGN, DATE AND RETURN THE GOLD PROXY CARD TODAY IN FAVOR OF OUR PROPOSALS.

                               CERTAIN LITIGATION

         On January 27, 2000, we commenced a lawsuit against Dexter and seven members of Dexter's Board by filing a complaint in the United States District Court for the District of Connecticut (the "Complaint"). International Specialty Products Inc. and ISP Investments Inc. v. Dexter Corporation, et al., Civil Action No. 3:00 CV 157 (SRU). The Dexter directors who are named as defendants are K. Grahame Walker, Henrietta Holsman Fore, Robert M. Furek, Edgar G. Hotard, Peter G. Kelly, Jean-Francois Saglio and George M. Whitesides.

         Count I of the Complaint alleges that Article X of the Dexter Bylaws, to the extent it requires a two-third supermajority vote of Dexter shareholders to amend Dexter's Bylaws, is invalid under ss. 33-807 of the Connecticut Business Corporation Act (the "CBCA"), which permits supermajority voting provisions only if expressly authorized by the certificate of incorporation. The Complaint alleges that Dexter's Certificate of Incorporation does not authorize a supermajority provision in the Bylaws and therefore any two-thirds voting requirement in Article X constitutes an ultra vires act of Dexter's Board and may not be enforced. Accordingly, the Complaint seeks a declaratory judgment that: (i) if Article X of the Dexter Bylaws imposes a supermajority voting requirement, then it is invalid, void and of no effect under Connecticut law; and (ii) Dexter's shareholders may alter, amend or repeal any Dexter Bylaw or Bylaws without a supermajority vote. The Complaint also seeks preliminary and permanent injunctive relief barring enforcement of a supermajority voting requirement in Article X of Dexter's Bylaws.

         Count II of the Complaint alleges that Dexter's poison pill shareholder rights plan violates ss. 33-665(a) of the CBCA, which states, in relevant part, that "[a]ll shares of a class shall have preferences, limitations and relative rights identical with those of other shares of the same class." The Complaint alleges that Dexter's poison pill violates ss. 33-665 because it impermissibly discriminates among shares of the same class of stock by entitling all holders of Dexter common stock, except shareholders owning 11 percent or more of Dexter's outstanding shares who do not file a Schedule 13G with the SEC stating that their ownership position has been acquired without any intent to change or influence control of Dexter, to exercise the right under certain circumstances to obtain additional shares of Dexter common stock in exchange for one-half of the then current market price of Dexter common stock. Accordingly, the Complaint seeks a declaratory judgment that Dexter's poison pill violates Connecticut law and is ultra vires, invalid, void and of no effect. The Complaint also seeks preliminary and permanent injunctive relief barring enforcement of Dexter's poison pill.

         Counts III, IV and V of the Complaint allege that ISP's Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals are each valid under Connecticut law, consistent with Dexter's Certificate of Incorporation and may be voted upon at the 2000 Annual Meeting. The gravamen of these claims is that Dexter's shareholders have the authority to: (i) amend Dexter's Bylaws in order to create (and then elect directors to fill) new directorships; (ii) amend Dexter's Bylaws to require directors to modify poison pills and prevent Dexter's Board from adopting a new poison pill without shareholder approval; and (iii) amend or repeal Dexter's Bylaws and bar directors from vetoing shareholder determinations to amend or repeal Bylaws.

         Accordingly, the Complaint seeks a declaratory judgment that: (i) Dexter's shareholders have the lawful right to increase the size of Dexter's Board by amending the Bylaws and to fill all newly created directorships by majority vote at the 2000 Annual Meeting; (ii) Dexter's shareholders have the lawful right to amend the Bylaws to require that Dexter's Board amend the poison pill or redeem the rights issued under the rights plan and to prevent the board from adopting further poison pills without shareholder approval; and (iii) the Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals are valid under Connecticut law and consistent with Dexter's Certificate of Incorporation, are the proper subjects for action by Dexter's shareholders and may be voted upon by shareholders at the 2000 Annual Meeting. The Complaint also seeks preliminary and permanent injunctive relief permitting a shareholder vote on these proposals at the 2000 Annual Meeting.

         Count VI of the Complaint alleges that Dexter's directors have breached their fiduciary and other legal obligations to the company and its shareholders, including ISP, by, among other things, amending Dexter's poison pill in October 1999 to apply to 11 percent shareholders who do not file a Schedule 13G with the SEC stating that their ownership position has been acquired without any intent to change or influence control of Dexter, refusing to consider with the care, loyalty and good faith required by law ISP's proposal to purchase all of Dexter's shares at a price of $45 per share, seeking to entrench themselves in office, and failing to pursue opportunities and transactions that would benefit Dexter's shareholders and which are in the company's best interests.

         The Complaint seeks a declaratory judgment that Dexter's directors may not breach their fiduciary obligations by acting to impede or block an offer for Dexter shares at a price of $45 per share or more in cash either by utilizing Dexter's poison pill or refusing to approve the transaction under ss. 33-844 of the CBCA (which prohibits certain transactions with interested shareholders for a five-year period unless approved by the board). The Complaint also seeks preliminary and permanent injunctive relief barring Dexter's directors from acting to impede or block such an offer for Dexter's shares either by utilizing the poison pill or refusing to approve the transaction under ss. 33-844 of the CBCA. Furthermore, the Complaint seeks money damages arising from the directors' breach of their legal obligations.

         On April 2, 2000, Dexter announced that it had postponed the 2000 Annual Meeting, previously scheduled for April 27, 2000, until June 30, 2000. As of May 8, 2000, Dexter had refused to commit to hold the 2000 Annual Meeting on June 30, 2000, therefore leaving open the possibility of another postponement. In light of the foregoing, on May 8, 2000, ISP asked the United States District Court for the District of Connecticut to schedule a hearing on a motion for a preliminary injunction to, among other things, enjoin Dexter from postponing further its 2000 Annual Meeting. ISP also sought leave to file an amended complaint. The amended complaint adds claims that any further postponement of the June 30, 2000 Annual Meeting would violate Dexter's Certificate of Incorporation, the CBCA and the fiduciary duties owed by Dexter's directors to Dexter shareholders. While the court stated that a hearing on ISP's preliminary injunction motion was not necessary at this time, it stated that it would be available to hear a motion by ISP if Dexter attempted to postpone the 2000 Annual Meeting again.

         Dexter has stated that it will refuse to bring our Board Size Bylaw Proposal and Additional Directors Election Proposal before the 2000 Annual Meeting, and that even though the Poison Pill Bylaw Proposal and the Poison Pill Amendment Proposal will be brought before the 2000 Annual Meeting, such proposals will not be implemented by Dexter, even if adopted. On May 30, 2000, a Connecticut federal court held our Board Size Bylaw Proposal and Additional Directors Election Proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law. ISP believes that the court erred for the reasons set forth in this proxy statement and intends to appeal this decision. The court's decision can be appealed by ISP upon the court entering a final judgment or certifying the decision for appeal or upon the final adjudication of all other issues raised by ISP in its complaint. See "The Nominee Election Proposals." ISP has asked the court to enter final judgment so that the court's decision may be appealed.

         We are soliciting your proxies to vote in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal, despite the court's decision, so that such proposals may be implemented if the decision of the court is reversed on appeal. Votes in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal will not be effective unless the decision of the court is reversed. However, even if the decision of the court is not reversed, our three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed to pursue the ISP Proposal or a superior proposal.

         If our proposals are adopted at the 2000 Annual Meeting and our litigation is still pending, we will seek appropriate relief to require Dexter to implement any proposals which have received the requisite affirmative vote. Because the issue of whether certain proposals are entitled to be voted upon at the 2000 Annual Meeting may not be resolved by the time of the 2000 Annual Meeting, we intend to present each of our proposals at the 2000 Annual Meeting together with the proxies we have collected to vote in favor of such proposals. Ultimately, a court will be required to decide whether any disputed proposals were properly presented to and adopted at the 2000 Annual Meeting. Your proxy will be voted only for the proposals actually presented at the 2000 Annual Meeting.

         Following Dexter's May 17, 2000 letters to ISP and Dexter shareholders, which suggested that Dexter would enter into definitive agreements to sell its three core businesses without shareholder approval, by letter dated May 22, 2000 ISP's counsel requested that Dexter's counsel confirm that any agreements providing for the sale of such businesses and its investment in LTI will be subject to and contingent upon the approval of Dexter's shareholders in accordance with Section 33-831 of the CBCA. In a letter dated May 24, 2000, Dexter's counsel responded by stating that "we do not believe it is necessary to confirm that any agreements providing for the sales of [Dexter's] assets will be subject to and contingent upon the approval of Dexter's shareholders ..." Accordingly, by motion, dated May 25, 2000, ISP asked the United States District Court for the District of Connecticut to schedule a hearing on a motion by ISP for a temporary restraining order or a preliminary injunction preventing Dexter from selling all or substantially all of Dexter's assets without a shareholder vote in violation of Section 33-831(a) of the CBCA. While the court declined to consider ISP's request for a preliminary injunction against Dexter's piecemeal liquidation of the company, it made no decision on the merits but merely refused to consider the motion at this time on the narrow ground that there was no specific transaction before the court. The court indicated that it would be willing to consider a motion by ISP in the event that ISP brought to the court's attention a specific transaction.

         None of ISP's nominees are named parties to the litigation. Two of ISP's nominees, Samuel J. Heyman and Sunil Kumar, however, are affiliated with ISP and ISP Investments Inc., which are the named plaintiffs in the litigation. Mr. Heyman is also the beneficial owner (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP.


                        DESCRIPTION OF CREDIT FACILITIES

         We have obtained a commitment from The Chase Manhattan Bank to provide senior credit facilities in the aggregate amount of $1,825,000,000 in order to finance the acquisition of Dexter, to refinance certain existing indebtedness of ISP's subsidiaries, Dexter and its subsidiaries, to provide working capital for the combined companies following the acquisition and to pay certain related fees and expenses. The facilities consist of a seven year revolving credit facility, a seven year term loan and an 18 month term loan, each in amounts to be specified in the definitive documentation for the facilities. The commitment provides that obligations under the facilities will be guaranteed by all of the domestic wholly owned subsidiaries of ISP and, if the acquisition is completed, by Dexter and its wholly owned subsidiaries. The commitment further provides that the facilities will be secured by the capital stock of certain ISP subsidiaries, and all of the capital stock of Dexter and Life Technologies to be owned by us following the consummation of a transaction. The collateral will be released upon the occurrence of certain events to be agreed upon in the definitive documentation regarding the facilities. The commitment is subject to customary conditions, including the absence of a material adverse change in the business, operations or financial condition of the borrower or Dexter, and the execution of definitive documentation with respect to the facilities on or before December 31, 2000 (or on or before October 31, 2000 if the acquisition of Dexter is financed through the tender offer facility contemplated therein or if Chase has not syndicated the facilities prior to such date). You should note that although the adoption of our proposals would facilitate our ability to effect the ISP Proposal by making a tender offer directly to you for your shares, we are not soliciting your proxy to vote on a merger or other business combination in which you would exchange your Dexter shares for cash. In the event that ISP chooses to proceed by making a tender offer, a shareholder vote would not be required.

         The facilities will require, under certain circumstances, mandatory prepayments and commitment reductions and we will be permitted to make optional prepayments and commitment reductions. Borrowings under the facilities will bear interest at either a base rate or a eurodollar rate, plus an applicable margin based, under certain circumstances, upon our consolidated leverage ratio (which margin will not exceed 1.50% for base rate loans or 2.50% for eurodollar rate loans).

         The definitive loan documents for the facilities will contain certain customary covenants that, among other things, will restrict our ability to dispose of assets, incur additional indebtedness, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. In addition, the facilities will require us to comply with certain financial ratios and maintenance tests.

                                  THE PROPOSALS

         We are soliciting your proxy in favor of adopting the following three sets of proposals at the 2000 Annual Meeting, in opposition to Dexter's Board of
Directors: (1) the Nominee Election Proposals, (2) the Shareholder Rights Proposals and (3) the Voting Rights Proposals. The full text of shareholder resolutions to effect each proposal are contained in the respective Annexes to this proxy statement.

         EACH OF OUR PROPOSALS IS SEPARATE AND DISTINCT FROM EACH OTHER PROPOSAL. YOU MAY APPROVE OR VOTE SEPARATELY ON ANY OR ALL OF THE PROPOSALS, BUT THE ADDITIONAL DIRECTORS ELECTION PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE COURT'S DECISION DESCRIBED BELOW IS REVERSED ON APPEAL AND OUR BOARD SIZE BYLAW PROPOSAL IS ADOPTED, AND THE POISON PILL AMENDMENT PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE POISON PILL BYLAW PROPOSAL IS ADOPTED.

         A Connecticut federal court has held our Board Size Bylaw Proposal and additional directors election proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law. ISP believes that the court erred for the reasons set forth in this proxy statement and intends to appeal this decision. The court's decision can be appealed by ISP upon the court entering a final judgment or certifying the decision for appeal or upon the final adjudication of all other issues raised by ISP in its complaint. VOTES IN FAVOR OF THE BOARD SIZE BYLAW PROPOSAL AND ADDITIONAL DIRECTORS ELECTION PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE DECISION OF THE DISTRICT COURT IS REVERSED. HOWEVER, Even if the decision of the court is not reversed, our three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed to pursue the ISP Proposal or a superior proposal. IF ANY OTHER PROPOSAL IS ADJUDGED INVALID UNDER CONNECTICUT LAW, IT WILL THEN NOT BE EFFECTIVE. SEE "CERTAIN LITIGATION" AND "THE NOMINEE ELECTION PROPOSALS."

         If each of our proposals is adopted (assuming the reversal of the court decision), the overall result would be that the intended effect of certain of Dexter's anti-takeover measures - the classified board of directors and the "poison pill" Rights Agreement - could be neutralized. In addition, you should know that our nominees are committed to pursue the ISP Proposal or a superior proposal. If our nominees are elected as a majority of Dexter's Board (assuming the reversal of the court decision), the anti-takeover measures mentioned above, as well as the Connecticut statutory anti-takeover devices described in the discussion of Proposal No. 4 below, could be potentially removed by Dexter's Board in connection with any approval of the ISP Proposal or a superior proposal
- regardless of the outcome of the vote on our Shareholder Rights Proposals. Any action taken by our nominees, if elected as directors, will be subject to their fiduciary duties to you. In addition, note that we are seeking to have the

Rights Agreement judicially invalidated. See "Certain Litigation." If the Rights Agreement is judicially invalidated prior to the 2000 Annual Meeting, we will withdraw our Shareholder Rights Proposals.

         In connection with our proposals, we have filed a complaint with the United States District Court for the District of Connecticut in which we are seeking, among other things, (1) a declaratory judgment that our Nominee Election Proposals, Shareholder Rights Proposals and Voting Rights Proposals are valid under Connecticut law, that any supermajority voting requirement contained in Dexter's Bylaws is invalid, and that the Rights Agreement is invalid, and (2) an order requiring that the 2000 Annual Meeting be held no later than April 30, 2000. On May 30, 2000, the Court held our Board Size Bylaw Proposal and Additional Directors Election Proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law. ISP believes that the court erred for the reasons set forth in this proxy statement and intends to appeal this decision. The court's decision can be appealed by ISP upon the court entering a final judgment or certifying the decision for appeal or upon the final adjudication of all other issues raised by ISP in its complaint. See "The Nominee Election Proposal."


         Even if the decision of the court is not reversed, our three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed to pursue the ISP Proposal or a superior proposal. Moreover, we are soliciting your proxies to vote in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal, despite the court's decision, so that such proposals may be implemented if the decision of the court is reversed on appeal. Votes in favor of the Board Size Bylaw Proposal and Additional Directors Election Proposal will not be effective unless the decision of the court is reversed. See "Certain Litigation."

         Dexter has asserted that our Shareholder Rights Proposals are invalid, and that it will not implement these proposals even if they are adopted by Dexter shareholders. We intend to present all of our proposals at the 2000 Annual Meeting. Insofar as there is a lack of direct Connecticut case law (other than the District Court's decision) to either substantiate or contradict the validity of the proposals challenged by Dexter, the courts will ultimately determine the legality under Connecticut law of such proposals. If there was a final adjudication, without opportunity for appeal, prior to the 2000 Annual Meeting holding that any proposal was invalid, we would not present such proposal at the 2000 Annual Meeting. Your proxy will be voted only for the proposals actually presented at the 2000 Annual Meeting. Furthermore, if, after the 2000 Annual Meeting, any proposal was finally adjudicated to be invalid under Connecticut law, such proposal, even if adopted, would then not be effective.


THE NOMINEE ELECTION PROPOSALS


         PROPOSAL NO. 1: THE DIRECTOR ELECTION PROPOSAL

         According to publicly available information, Dexter currently has ten directors, divided into three classes having staggered terms of three years each. The terms of one class of incumbent directors, consisting of Charles H. Curl, Peter G. Kelly and Jean Francois Saglio, will expire at the 2000 Annual

Meeting. Accordingly, at the 2000 Annual Meeting, you will be asked to elect three persons to fill the directorships in this class for a three-year term continuing until the 2003 Annual Meeting and the election and qualification of each person's respective successor. The following persons are our nominees for election as directors in such class:

                                    Present Principal Occupation and Five Year Employment
Name and Business Address    Age    History                                                        Class
-------------------------    ---    -----------------------------------------------------          -----
Samuel J. Heyman              61    Mr. Heyman has been a director and Chairman of ISP since        2003
1361 Alps Road                      its formation and served as its Chief Executive Officer
Wayne, New Jersey 07470             from its formation until June 1999.  He has also been a
                                    director, Chairman and Chief Executive
                                    Officer of GAF Corporation ("GAF") and
                                    certain of its subsidiaries for more than
                                    five years. GAF's primary business is
                                    conducted through Building Materials
                                    Corporation of America ("BMCA"), an
                                    indirect, approximately 97%-owned subsidiary
                                    of GAF which is primarily engaged in the
                                    commercial and residential roofing business.
                                    Mr. Heyman has been a director and Chairman
                                    of BMCA since its formation, and has served
                                    as Chief Executive Officer of BMCA since
                                    June 1999, a position he also held from June
                                    1996 to January 1999. He is also the Chief
                                    Executive Officer, Manager and General
                                    Partner of a number of closely held real
                                    estate development companies and
                                    partnerships whose investments include
                                    commercial real estate and a portfolio of
                                    publicly traded securities.

Sunil Kumar                   50    Mr. Kumar has been a director, President and Chief              2003
1361 Alps Road                      Executive Officer of ISP since June 1999.  Mr. Kumar has
Wayne, New Jersey 07470             also been President and Chief Executive Officer of certain subsidiaries of ISP, including ISP Investments Inc., since
                                    June 1999.  Mr. Kumar was a director, President and Chief
                                    Executive Officer of BMCA from May 1995, July 1996 and
                                    January 1999, respectively, until June 1999.  He was Chief
                                    Operating Officer of BMCA from March 1996 to January 1999.
                                    Mr. Kumar also was President, Commercial Roofing Products
                                    Division, and Vice President of BMCA from February 1995 to
                                    March 1996.  From 1992 to February 1995, he was Executive
                                    Vice President of Bridgestone/Firestone, Inc., a retail
                                    distributor and manufacturer of tires and provider of
                                    automobile services.


                                       27

Philip Peller                 60    Mr. Peller has been a director of MSC Industrial Direct, a      2003
                                    direct marketer of various industrial products, since April
                                    2000.  Prior to November 30, 1999, Mr. Peller was a partner of Andersen Worldwide S.C. and Arthur Andersen LLP, a role he had held since 1970.  He served as Managing Partner -
                                    Practice Protection and Partner Affairs for Andersen
                                    Worldwide during the period 1998 to 1999 and as Managing
                                    Partner - Practice Protection from 1996 to 1998.  During
                                    the period 1995 to 1996, he was the Managing Director -
                                    Quality, Risk Management and Professional Competence for
                                    Arthur Andersen's global audit practice.

         Each of the nominees has consented to serve as a director until the expiration of his respective term and until such nominee's successor has been elected and qualified or until the earlier resignation or removal of such nominee. We have no reason to believe that any of the nominees named above will be disqualified or unable or unwilling to serve if elected. However, if any of the nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by ISP to fill the vacancy.

         The nominees understand that, if elected as directors of Dexter, each of them will have an obligation under Connecticut law to discharge his duties as a director in good faith, consistent with his fiduciary duties to Dexter and its shareholders.


                       WE STRONGLY RECOMMEND THAT YOU VOTE
                       "FOR" THE ELECTION OF OUR NOMINEES


         PROPOSAL NO. 2: THE BOARD SIZE BYLAW PROPOSAL

         A CONNECTICUT FEDERAL COURT HAS HELD OUR BOARD SIZE BYLAW PROPOSAL AND ADDITIONAL DIRECTORS ELECTION PROPOSAL TO BE INVALID AS BEING INCONSISTENT WITH DEXTER'S CERTIFICATE OF INCORPORATION AND CONNECTICUT LAW. ISP BELIEVES THAT THE COURT ERRED FOR THE REASONS DESCRIBED BELOW AND INTENDS TO APPEAL THIS DECISION. THE COURT'S DECISION CAN BE APPEALED BY ISP UPON THE COURT ENTERING A FINAL JUDGMENT OR CERTIFYING THE DECISION FOR APPEAL OR UPON THE FINAL ADJUDICATION OF ALL OTHER ISSUES RAISED BY ISP IN ITS COMPLAINT. VOTES IN FAVOR OF THE BOARD SIZE BYLAW PROPOSAL AND ADDITIONAL DIRECTORS ELECTION PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE DECISION OF THE DISTRICT COURT IS REVERSED. HOWEVER, EVEN IF THE DECISION OF THE COURT IS NOT REVERSED, OUR THREE NOMINEES FOR ELECTION TO

THE CLASS OF 2003 WILL REMAIN ELIGIBLE FOR ELECTION AND, IF ELECTED, ARE COMMITTED TO PURSUE THE ISP PROPOSAL OR A SUPERIOR PROPOSAL.

         We are proposing a Bylaw amendment that would require additional directors to be elected at the 2000 Annual Meeting so that Dexter's Board will consist of seventeen directorships, rather than its current ten directorships. If our Board Size Bylaw Proposal is adopted, Dexter shareholders would be entitled to elect, in addition to the three directors under Proposal No. 1 above, seven additional directors, for a total of ten directors at the 2000 Annual Meeting. The Board Size Bylaw Proposal would allow Dexter shareholders to elect a majority of Dexter's Board at the 2000 Annual Meeting.

         The Board Size Bylaw Proposal provides that the seven additional directorships proposed will be allocated to the classes with terms expiring at the 2001 Annual Meeting and the 2002 Annual Meeting, unless the additional nominees are allocated to the class with a term expiring at the 2003 Annual Meeting by Dexter's Board, consistent with its duties under Connecticut law to allocate directors among the three classes so that all classes are equal in size to the extent possible. We believe, based on our interpretation of Connecticut law and Dexter's Certificate of Incorporation, that either the current Dexter Board could make such an allocation, contingent on the approval of Proposal Nos. 2 and 3 by the shareholders, or the new Dexter Board could make such an allocation following the 2000 Annual Meeting.

         The Board Size Bylaw Proposal will allow you to elect a majority of Dexter's Board of Directors at the 2000 Annual Meeting. The adoption of our Board Size Bylaw Proposal would have the effect of neutralizing the impact of Dexter's classified Board of Directors, which is divided into three classes serving staggered, three-year terms. Opponents of classified boards, like Dexter's, believe that they help entrench the incumbency of the current board and therefore deter change in control transactions which may be beneficial to shareholders, because ordinarily at least two annual meetings - rather than one
- would be required before a change in control of the board could be effected. However, proponents of classified boards argue that the device encourages a party seeking to obtain control of a company to negotiate with the board, and that it provides continuity and stability to a company and its business and operational strategies. If all of our nominees are elected, a majority of Dexter's directors would not be current incumbents and a lack of continuity in Dexter's corporate policy and governance may occur. However, our nominees, if elected, and Dexter's incumbent directors, if reelected, would owe the same fiduciary duties to Dexter shareholders. Given that Dexter's incumbent directors have rejected our $45 per share cash proposal and have been unable to realize on their program for maximizing shareholder values since our proposal for Dexter more than five months ago, we believe now is an appropriate time to create a new majority on Dexter's Board.

         The proposed Bylaw amendment provides that the new Bylaw provision cannot be unilaterally repealed or altered by Dexter's Board. This means that a shareholder vote - with the votes cast "for" exceeding the votes cast "against"
- will be required to amend or repeal the Bylaw provision, if it is adopted. Ordinarily, Dexter's Board can unilaterally amend, adopt or repeal Bylaws. Connecticut law permits the board's rights to amend or repeal bylaws to be limited if so provided by the shareholders in connection with adopting any Bylaw amendment. If the Board Size Bylaw is adopted, Dexter's Board elected at the

2000 Annual Meeting will still be able to change the size of Dexter's Board from and after the date of the meeting. The full text of the Bylaw amendment to effect the Board Size Bylaw Proposal is contained in Annex I to this proxy statement.

         Insofar as there is a lack of direct Connecticut case law (other than the District Court's decision) to either substantiate or contradict the validity of the proposals challenged by Dexter, the courts will ultimately determine the legality under Connecticut law of such proposals. See "Certain Litigation." We intend to present all of our proposals at the 2000 Annual Meeting. ISP believes that the court erred and intends to appeal the court's May 30, 2000 decision granting Dexter's motion for partial summary judgment on Count III of ISP's Complaint, relating to our Board Size Bylaw Proposal. ISP believes that the court erred in holding that the mechanism contained in ISP's proposal for expanding Dexter's Board is inconsistent with the provision in Dexter's Certificate of Incorporation discussed below and Connecticut Business Corporation Act ss. 33-740(a), which provides that each class of directors on a classified board must contain "approximately the same percentage of the total, as near as can be."

         The court concluded that Dexter's Certificate of Incorporation "is absolute on at least two points: the entire Board `shall be divided into three classes,' and `the number of the directorships within each class shall . . . be determined by the Board." The court acknowledged that the terms of ISP's proposal allocates newly created directorships to specified terms "unless allocated to a different class by the Board of Directors." According to the Court, however, the Board's ability to re-classify the new directorships after the fact is insufficient because there would be some period of time - however brief - during which the allocation of directors among the three classes would be inconsistent with the provisions of Dexter's Certificate of Incorporation and Connecticut Business Corporation Act ss. 33-740(a). Also, according to the Court, once the directors are elected to directorships that are allocated to particular classes, the Board has no authority to reallocate those directors to classes with different terms. The court acknowledged that ISP's proposal permitted Dexter's Board to meet immediately after the new directorships are created and before the new directorships are filled and immediately reclassify the directorships. The court, however, relied upon, among other things, the possibility that Dexter's directors would choose to reject the will of Dexter's shareholders and not take the step necessary to ensure that ISP's proposal is properly implemented. ISP believes that the court erred in relying upon this possibility as the basis for finding ISP's proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law. The court's decision can be appealed by ISP upon the court entering a final judgment or certifying the decision for appeal or upon the final adjudication of all other issues raised by ISP in its complaint.

         There can be no assurance that ISP will be successful on appeal.


                    WE STRONGLY RECOMMEND THAT YOU VOTE "FOR"
                    THE BOARD SIZE BYLAW PROPOSAL TO PRESERVE
                     YOUR ABILITY TO ELECT A MAJORITY OF THE
                       DEXTER BOARD IN THE EVENT THAT ISP
                            IS SUCCESSFUL ON APPEAL.

         PROPOSAL NO. 3: THE ADDITIONAL DIRECTORS ELECTION PROPOSAL

         THE ADDITIONAL DIRECTORS ELECTION PROPOSAL WILL NOT BE EFFECTIVE UNLESS THE COURT'S DECISION RELATING TO OUR BOARD SIZE BYLAW PROPOSAL IS REVERSED ON APPEAL AND OUR BOARD SIZE BYLAW PROPOSAL IS ADOPTED BY DEXTER SHAREHOLDERS.

         We are nominating seven additional persons to Dexter's Board to fill the newly-created directorships in the event that our appeal of the Board Size Bylaw Decision is successful. Our proposal provides that our nominees will be assigned to classes as indicated below, unless the additional nominees are allocated to the class with a term expiring at the 2003 Annual Meeting by Dexter's Board, consistent with its duties under Connecticut law.

                                    Present Principal Occupation and Five Year Employment
Name and Business Address    Age    History                                                        Class
-------------------------    ---    -----------------------------------------------------          -----
Alan Meckler                  54    Mr. Meckler has been the Chairman and Chief Executive           2002
501 Fifth Avenue                    Officer of Internet.com Corp., a provider of global
New York, NY                        real-time news and information resources for the internet
10017                               industry, since December 1998.  He was Chairman and Chief
                                    Executive Officer of Mecklermedia Corp., a provider of
                                    internet information, from June 1971 to November 30, 1998.

Dan Ogden                     52    Mr. Ogden has been the President and Chief Operating            2002
Yokohama Tire                       Officer of Yokohama Tire Corporation, the North American
Corporation                         marketing arm of Yokohama Rubber Company, a worldwide tire
601 S. Acacia                       manufacturer, since August 1997.  From September 1996
Fullerton, CA 92834-4550            until August 1997, Mr. Ogden was engaged in private
                                    investment activities.  He was President and Chief
                                    Operating Officer of EMCO Enterprises, Inc., a diversified manufacturer primarily of storm and screen doors, from
                                    December 1992 until August 1996.

Morrison DeSoto Webb          52    Mr. Webb has been an attorney in private practice               2002
120 Rye Ridge Road                  since January 2000. He was Executive Vice President -
Harrison, NY 10528                  External Affairs and Corporate Communications at Bell
                                    Atlantic Corporation from August 1997 until December
                                    1999. From May 1995 until August 1997, Mr. Webb was
                                    Executive Vice President, General Counsel and
                                    Secretary of NYNEX Corporation. He was Vice President
                                    - General Counsel of New England Telephone and
                                    Telegraph Company, a subsidiary of NYNEX Corporation,
                                    from 1991 until 1995 and Vice President - General
                                    Counsel of New York Telephone Company, a subsidiary
                                    of NYNEX Corporation from 1994 until 1995.


                                       31

Robert Englander              57     Mr. Englander has been the Chairman of the Board and Chief     2002
75 Holly Hill Lane                   Executive Officer of Belvoir Publications, a publisher of
Greenwich, CT 06830                  aviation, marine, electronic,
                                     equestrian and other special
                                     interest books, videos and
                                     publications, since February
                                     1973.

John Droney                   53     Mr. Droney has been an attorney with Levy & Droney, P.C.       2001
 74 Batterson Park Road              since February 1988.  Mr. Droney was also Chairman of the
Farmington, CT 06032                 Democratic State Central Committee of Connecticut and a
                                     member of the Democratic National Committee from 1986 to
                                     1992.


Anthony T. Kronman            54     Mr. Kronman has been Dean and Professor of Law at Yale Law     2001
127 Wall Street                      School since 1994 and 1978, respectively.
New Haven, CT 06511

Vincent Tese                  56     Mr. Tese has been the Chairman of Wireless Cable               2001
Wireless Cable                       International Inc., a cable television and wireless
   International,                    communications service provider, since April 1995.  Mr.
   Inc. c/o Bear                     Tese was Chairman of Cross Country Wireless Inc., also a
   Stearns & Co.                     cable television and wireless communications service
   Inc.                              provider, from October 1994 to July 1995.  Mr. Tese was
245 Park Avenue                      the Director of Economic Development for the State of New New
York, NY York                        from June 1987 to December 1994 and also served as the
10167                                Chairman of the Urban Development Corporation in New
                                     York from 1985 to 1994.  Mr. Tese currently serves as a
                                     director of Allied Waste Industries, Inc., Bear Stearns
                                     Companies Inc., Bowne & Co., Inc., Cablevision Systems
                                     Corp., Keyspan Corp. and Mack-Cali Realty Corp.

         Each of the nominees has consented to serve as a director until the expiration of his respective term and until such nominee's successor has been elected and qualified or until the earlier resignation or removal of such nominee. We have no reason to believe that any of the nominees named above will be disqualified or unable or unwilling to serve if elected. However, if any of the nominees are unable to serve or for good cause will not serve, proxies may be voted for another person nominated by ISP to fill the vacancy.

         The nominees understand that, if elected as directors of Dexter, each of them will have an obligation under Connecticut law to discharge his duties as a director in good faith, consistently with his fiduciary duties to Dexter and its shareholders. The full text of a shareholder resolution to effect the Additional Directors Election Proposal is contained in Annex II to this proxy statement.


                    WE STRONGLY RECOMMEND THAT YOU VOTE "FOR"
                   THE ELECTION OF OUR ADDITIONAL NOMINEES TO
                     FILL THE NEWLY-CREATED DIRECTORSHIPS TO
                  PRESERVE YOUR ABILITY TO ELECT A MAJORITY OF
                    THE DEXTER BOARD IN THE EVENT THAT ISP IS
                              SUCCESSFUL ON APPEAL.


THE SHAREHOLDER RIGHTS PROPOSALS

         PROPOSAL NO. 4: THE POISON PILL BYLAW PROPOSAL

         We are proposing an amendment to the Bylaws which would require Dexter's Board to redeem the Rights, or to amend the Rights Agreement to make the Rights inapplicable to transactions or offers specified by Dexter shareholders, if shareholders adopt a special resolution requiring Dexter's Board to do so. Such a resolution could be adopted at any duly organized shareholder's meeting where a quorum is present if the votes cast for the resolution exceed the votes cast against the resolution. In addition, our proposed amendment would require Dexter's Board to obtain shareholder approval prior to adopting any new shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisitions of large holdings of Dexter's shares of stock more difficult or expensive. The complete text of our proposed Bylaw amendment to effect the Poison Pill Bylaw Proposal is included as Annex III to this proxy statement.

         Our Poison Pill Bylaw Proposal would allow Dexter shareholders to make their own decision with respect to proposed offers or transactions, by requiring that Dexter's Board follow the direction of Dexter shareholders with respect to the amendment or replacement of the Rights Agreement or the redemption of the Rights issued thereunder. If our proposed Bylaw amendment is adopted, in order for Dexter shareholders to mandate Dexter's Board to redeem the Rights or amend the Rights Agreement, Dexter shareholders will, in instances where an annual meeting is not pending, face the procedural necessity of calling a special meeting of shareholders, an action which requires the written request of the holders of not less than 35% of the issued and outstanding shares of Dexter common stock. As described below, our Poison Pill Amendment Proposal proposes the adoption of a special shareholder resolution requiring Dexter's Board to amend the Rights Agreement to make it inapplicable to any offer for all outstanding Dexter shares of common stock at a price of at least $45 per share in cash. Our Poison Pill Bylaw Proposal and Poison Pill Amendment Proposal, taken together, will cause the Rights Agreement to remain in effect to deter unsolicited proposals for less than $45 per share in cash for all shares, for partial offers, and for non-cash transactions. However, if our proposals are adopted, the Rights Agreement will no longer apply to any proposal for all shares at a price of at least $45 per share. As described in "Certain

Litigation" we are seeking to have the Rights Agreement invalidated in its entirety. If the Rights Agreement is invalidated, it will no longer be an obstacle to stock accumulations or offers at any price. If the Rights Agreement is judicially invalidated prior to the 2000 Annual Meeting, we will withdraw our Shareholder Rights Proposals.

         Dexter's Certificate of Incorporation and Connecticut law provide significant impediments to many forms of unsolicited offers for Dexter, in addition to the Rights Agreement. The Certificate of Incorporation provides that: (1) directors serve staggered terms, preventing any independent shareholder or group of shareholders from gaining a majority of the seats on Dexter's Board in a single year, absent an amendment to the Bylaws approved by Dexter shareholders, and (2) Dexter has authorized for issuance a "blank check" preferred stock that can be used to dilute the ownership or voting power of a bidder not approved by Dexter's Board. Connecticut law provides that: (a) certain transactions with a beneficial owner of more than 10% of Dexter's voting stock, including mergers, are subject to approval by Dexter's Board, 80% of the voting power of the outstanding shares and 66-2/3% of voting power of the disinterested shareholders, unless certain "fair price" requirements are met, and (b) business combinations with a beneficial owner of more than 10% of Dexter's voting stock are prohibited for five years, unless approved by Dexter's Board. In addition, Connecticut law requires directors in exercising their fiduciary duties to consider, in addition to the interests of shareholders, the interests of the corporation, its employees, customers, creditors and suppliers, and the interests of the community and society. Our nominees are committed to pursue the ISP Proposal or a superior proposal. If our nominees are elected as a majority of Dexter's Board, they could potentially neutralize these anti-takeover devices by participating in Dexter's Board's approval of the ISP Proposal or a superior proposal.

         Poison pills are considered extremely potent corporate takeover defense mechanisms, and Dexter's existing Rights Agreement may be viewed as being aligned with shareholder interests. Proponents of poison pills assert that rights plans, such as the Rights Agreement, enable the board to respond in an orderly manner to unsolicited bids by providing sufficient time to carefully evaluate the fairness of an unsolicited offer and the credibility of the bidder, and thereby giving the board the flexibility to explore alternative strategies for maximizing shareholder value. It has been argued that poison pills deter abusive takeover tactics. Proponents of poison pills also assert that rights plans provide incentives for a potential bidder to negotiate in good faith with the board, and that such negotiations are likely to maximize value for shareholders by soliciting the highest possible price from the bidder. Removal of a poison pill could make the accomplishment of a given transaction, such as a tender offer, easier even if it is unfavorable to the interests of shareholders and could make the removal of management easier, even if such removal would be generally detrimental to shareholders. Our Poison Pill Bylaw Proposal and Poison Pill Amendment Proposal, taken together, would in effect remove Dexter's poison pill with respect to any offer for all outstanding Dexter shares for at least $45 per share in cash.

         Shareholders have opposed poison pills on the grounds that poison pills force potential investors to negotiate potential acquisitions with management, instead of making their offer directly to the shareholders. Such opponents of poison pills assert that poison pills can pose such an obstacle to a takeover that management becomes entrenched. We believe that such entrenchment and the consequential lack of management accountability to shareholders adversely affects shareholder value and that poison pills can deter desirable acquisition offers that would be in the shareholders' best interests. We believe that poison pills insulate management from the threat of a change in control because they provide a board, which is generally advised by and includes representatives of management, with veto power over change in control bids, even when shareholders believe that such bids are in their best interests.

         The proposed Bylaw amendment provides that the new Bylaw provision cannot be unilaterally repealed or altered by Dexter's Board. This means that a shareholder vote - with the votes cast "for" exceeding the votes cast "against"
- will be required to amend or repeal the Bylaw provision, if it is adopted. Ordinarily, Dexter's Board can unilaterally amend, adopt or repeal Bylaws. Connecticut law permits a board's rights to amend or repeal bylaws to be limited if so provided by the shareholders in connection with adopting any bylaw amendment. The full text of the Bylaw amendment to effect the Poison Pill Bylaw Proposal is contained in Annex III to this proxy statement.

         Dexter has asserted that our Poison Pill Bylaw Proposal and our Poison Pill Amendment Proposal are invalid. In connection with our proposals, we have filed a complaint with the United States District Court for the District of Connecticut in which we are seeking, among other things, a declaratory judgment that our Shareholder Rights Proposals are valid under Connecticut law. We recognize that the Connecticut courts have not considered the validity of our proposed amendment or any similar bylaw amendment. See "Certain Litigation." While there is a lack of case law in Connecticut to either directly substantiate or directly contradict the validity of our Shareholder Rights Proposals under Connecticut state law, the following legal analysis supports ISP's position that its shareholders right bylaw proposal is valid under Connecticut law.

         First, shareholders have broad powers under the Connecticut Business Corporation Act ("CBCA") to amend or repeal bylaws with respect to any matter concerning the corporation's "business" or "affairs." See ss. 33-640(b) (a corporation's bylaws "may contain any provision for managing the business and regulating the affairs of the corporation that is not inconsistent with law or the certificate of incorporation"); ss. 33-806(b) (a "corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors"). The CBCA imposes no restrictions on the right of shareholders to amend or repeal the bylaws with respect to such matters, including those otherwise within the board's general authority over the corporation's business operations. Thus, ISP believes that board action in adopting a poison pill is subject to any bylaws the shareholders may enact regulating the exercise of that poison pill.

         Second, neither the CBCA nor the Dexter Certificate of Incorporation grant directors the exclusive authority to adopt and implement a poison pill plan or preclude shareholders from modifying that plan provided they act through appropriate governance procedures. Connecticut does not have an enabling statute which expressly authorizes directors to enact such an anti-takeover measure. The Dexter Certificate of Incorporation is silent with respect to a board's ability to adopt a poison pill and does not contain any provision barring shareholders from amending the Bylaws to modify a board-adopted rights plan. ISP believes that the absence of any such language in either the Connecticut statute or the Dexter Certificate of Incorporation strongly supports the validity of its proposed Bylaw amendment.

         Third, the only judicial decision which directly addresses the issue has held, under a comparable statutory scheme, that "shareholders may propose bylaws which restrict board implementation of shareholder rights plans, assuming the certificate of incorporation does not provide otherwise" on the ground that "there is no exclusive authority granted boards of directors to create and implement shareholder rights plans, where shareholder objection is brought and passed through official channels of corporate governance." International Brotherhood of Teamsters General Fund v. Fleming, 975 P.2d 907, 908 (Okla.
1999). ISP believes that a court construing Connecticut law is likely to follow Fleming.

         We have neither requested nor received a written opinion of Connecticut counsel on the validity of our Shareholders Rights Proposals under Connecticut law. We believe that, in view of the lack of Connecticut case law directly on point (other than the District Court's decision), any such opinion of counsel would be of limited value. We recognize that Dexter has stated in its proxy materials that it has obtained an opinion of its Connecticut counsel to the effect that such proposals are not valid. We intend to present all of our proposals at the 2000 Annual Meeting. If our Poison Pill Bylaw Proposal and our Poison Pill Amendment Proposal are finally adjudicated as invalid under Connecticut law, the proposals, even if adopted at the 2000 Annual Meeting, would then not be effective. If there was a final adjudication prior to the 2000 Annual Meeting holding that any proposal was invalid, we would not present such proposal at the 2000 Annual Meeting.


                       WE STRONGLY RECOMMEND THAT YOU VOTE
                      "FOR" THE POISON PILL BYLAW PROPOSAL.


         PROPOSAL NO. 5: THE POISON PILL AMENDMENT PROPOSAL

         In connection with the Bylaw amendment in Proposal No. 4 above, we are proposing the adoption of a special shareholder resolution. The resolution will require Dexter's Board to amend the Rights Agreement to make it inapplicable to any offer for all outstanding shares of Dexter common stock at a price of at least $45 per share in cash. The effect of our Poison Pill Bylaw Proposal and our Poison Pill Amendment Proposal, if each is adopted, would be to render the Rights Agreement inapplicable to any offer for at least $45 per share in cash for all shares. The Rights Agreement would remain in full force and effect with respect to all offers for less than $45 per share, offers for less than all shares and non-cash offers, unless we are successful in having the Rights Agreement judicially invalidated.

         We are proposing a $45 per share threshold solely because our December 14, 1999 proposal, which still stands, was for $45 per share. You should be aware that Dexter's Board rejected our initial $45 per share proposal as being inadequate and has not disclosed what price Dexter's financial advisors would deem fair. If each of our Shareholder Rights Proposals is adopted, the Rights

Agreement will not provide shareholder protection for proposals to acquire all Dexter shares for at least $45 per share in cash. It can be argued that a $45 level is inappropriate because the value of a company is constantly changing, or you could conclude that you believe that the minimum premium for control of Dexter should be higher. However, we believe that the adoption of our Poison Pill Amendment Proposal would send a clear message to Dexter's Board that it should pursue offers of at least $45 per share and would end the uncertainty as to the minimum bid required to make the defensive provisions of the Rights Agreement inapplicable. The full text of a resolution implementing the Poison Pill Amendment Proposal is included as Annex IV to this proxy statement.


                       WE STRONGLY RECOMMEND THAT YOU VOTE
                    "FOR" THE POISON PILL AMENDMENT PROPOSAL.


THE VOTING RIGHTS PROPOSALS

         PROPOSAL NO. 6: THE BYLAW REPEAL PROPOSAL

         Article X of the Dexter Bylaws provides that Bylaws may be repealed by Dexter shareholders. We propose to repeal any Bylaw amendments adopted by Dexter's Board between February 26, 1999 and the date of the 2000 Annual Meeting. The purpose of this proposal is to prevent Dexter's Board from interfering with the implementation of the proposals being acted upon by Dexter shareholders pursuant to this proxy solicitation. The complete text of our proposed shareholder resolution to effect the Bylaw Repeal Proposal is included as Annex V to this proxy statement.

         We believe that any Bylaw amendments adopted by Dexter's Board prior to the 2000 Annual Meeting are likely to be aimed at frustrating our proposals and therefore are not likely to be in the best interests of the Dexter shareholders. We are not aware of any Bylaw amendments adopted by Dexter's Board since February 26, 1999. Any Bylaw amendments validly adopted by Dexter's Board prior to the Annual Meeting would remain in effect unless and until our proposal to repeal such Bylaws is adopted. If Dexter's Board adopts any such Bylaw amendments before the 2000 Annual Meeting, it will have an opportunity to inform shareholders of the benefits of these amendments and to attempt to persuade shareholders to vote against this proposal.


                       WE STRONGLY RECOMMEND THAT YOU VOTE
                        "FOR" THE BYLAW REPEAL PROPOSAL.


         PROPOSAL NO. 7: THE OMNIBUS PROPOSAL

         In addition, Dexter shareholders will be asked at the 2000 Annual Meeting to consider the Omnibus Proposal, which sets forth the following order in which our proposals will be voted upon by Dexter shareholders:

                  1.       The Omnibus Proposal;

                  2.       The Bylaw Repeal Proposal;

                  3.       The Director Election Proposal;

                  4.       The Board Size Bylaw Proposal;

                  5.       The Additional Directors Election Proposal;

                  6.       The Poison Pill Bylaw Proposal; and

                  7.       The Poison Pill Amendment Proposal.

         The full text of a shareholder resolution to effect the Omnibus Proposal is contained in Annex VI to this proxy statement.


                         WE STRONGLY RECOMMEND THAT YOU
                        VOTE "FOR" THE OMNIBUS PROPOSAL.


                         OTHER MATTERS TO BE CONSIDERED
                           AT THE 2000 ANNUAL MEETING

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         As set forth in Dexter's proxy statement, at the 2000 Annual Meeting, Dexter shareholders will be asked to ratify the appointment by Dexter's Board of PricewaterhouseCoopers LLP as Dexter's independent auditors for the year 2000. We are not making any recommendation on this proposal.

OTHER PROPOSALS

         Except as set forth above, we are not aware of any proposals to be brought before the 2000 Annual Meeting. However, we have notified Dexter of our intention to bring before the 2000 Annual Meeting such business as may be appropriate, including without limitation nominating additional persons for directorships, or making other proposals as may be appropriate to address any action of Dexter's Board not publicly disclosed prior to the date of this proxy statement. Should other proposals be brought before the 2000 Annual Meeting, the persons named as proxies in the enclosed GOLD Proxy Card will vote on such matters in their discretion.

                                VOTING PROCEDURES

         In order to ensure that your views on the proposals are heard by Dexter and your vote represented at the 2000 Annual Meeting, we urge you to sign and date the enclosed GOLD Proxy Card and return it to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, in the enclosed postage paid envelope TODAY. Execution of the GOLD Proxy Card will not affect your right to attend the 2000 Annual Meeting and to vote in person.

         You are eligible to execute a GOLD Proxy Card only if you owned the shares of Dexter common stock on the Record Date. Dexter's Board has set May 15, 2000 as the Record Date for determining those shareholders who will be entitled to notice of and to vote at the 2000 Annual Meeting. You will retain the right to execute a proxy card in connection with this proxy solicitation even if you sell your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares on the GOLD Proxy Card, even if you sell such shares after the Record Date.

         According to Dexter's proxy statement, as of the close of business on the Record Date, there were 23,195,118 shares of common stock of Dexter issued and outstanding and entitled to vote. Shareholders will have one vote for each share of common stock they own with respect to all matters to be considered at the 2000 Annual Meeting.

         In order for your views on the above-described proposals to be represented at the 2000 Annual Meeting, please sign and date the enclosed GOLD Proxy Card and return it to Innisfree M&A Incorporated in the enclosed prepaid envelope TODAY. Execution of the GOLD Proxy Card will not affect your right to attend the 2000 Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to the 2000 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2000 Annual Meeting to Innisfree M&A Incorporated or the Secretary of Dexter, or by voting in person at the 2000 Annual Meeting. Note that the Connecticut Business Corporation Act does not address whether a later dated proxy given to Dexter will revoke an earlier ISP proxy with respect to the proposals not specifically covered by Dexter's proxy -- our Board Size Bylaw Proposal and Additional Directors Election Proposal. Subject to the foregoing, only your latest dated proxy will count.

         Unless otherwise indicated, the GOLD Proxy Card authorizes the persons named in the proxy to vote, and such persons will vote, properly executed and duly returned proxies FOR the Nominee Election Proposals, FOR the Shareholder Rights Proposals and FOR the Voting Rights Proposals, all of which are described in this proxy statement. If no marking is made on your GOLD Proxy Card with respect to the ratification of the appointment of Dexter's independent auditors, you will be deemed to have given a direction to abstain from voting on such matter.

                                  VOTE REQUIRED

         Based on currently available public information, a quorum will exist at the 2000 Annual Meeting if holders of not less than a majority of the shares of Dexter common stock outstanding and entitled to vote at the 2000 Annual Meeting are present in person or by proxy. If a quorum is present, our proposals can be adopted by the following vote:

o NOMINEE PROPOSALS: Election of nominees for directorships will require the affirmative vote of a plurality of the votes cast. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes. The election of our nominees for the seven newly-created directorships will not be effective unless the court's decision, holding our Board Size Bylaw Proposal and Additional Directors Election Proposal to be invalid as being inconsistent with Dexter's Certificate of Incorporation and Connecticut law, is overturned on appeal and our Board Size Bylaw Proposal is adopted by Dexter shareholders. See "Certain Litigation" and "The Nominee Election Proposals." However, even if the decision of the court is not reversed, our three nominees for election to the class of 2003 will remain eligible for election and, if elected, are committed to pursue the ISP Proposal or a superior proposal.

o PROPOSALS REQUIRING BYLAW AMENDMENTS: We believe that our proposals involving amendments to the Dexter Bylaws, namely our Board Size Bylaw Proposal, Poison Pill Bylaw Proposal and Bylaw Repeal Proposal, will be approved if the votes cast for the respective proposal exceed the votes cast against the respective proposal. Accordingly, our Bylaw amendment proposals could each be approved by less than a majority of the issued and outstanding shares of common stock once a quorum is present at the 2000 Annual Meeting. We have received the opinion of Levett Rockwood P.C., our Connecticut counsel, that, to the extent the Dexter Bylaws may require a supermajority shareholder vote for an amendment, such provision is invalid under Connecticut law. Levett Rockwood P.C. has consented to the use of its name and the reference to its opinion in this proxy statement. We have also instituted litigation seeking to have any such supermajority amendment requirement held ineffective. See "Certain Litigation." If the Dexter Bylaws are held to contain an effective supermajority provision, our Board Size Bylaw Proposal, Poison Pill Bylaw Proposal and Bylaw Repeal Proposal would each require the affirmative vote of the holders of two-thirds of the issued and outstanding shares of common stock.

o PROPOSALS NOT REQUIRING BYLAW AMENDMENTS: Adoption of our Poison Pill Amendment Proposal and Omnibus Proposal will be approved if the votes cast for the respective proposal exceed the votes cast against the respective proposal at the 2000 Annual Meeting. Accordingly, these proposals could be adopted by less than a majority of the issued and outstanding shares of common stock once a quorum is present at the 2000 Annual Meeting. Our Poison Pill Amendment Proposal will not be effective unless our Poison Pill Bylaw Proposal is adopted.

         Dexter has refused to include our Board Size Bylaw Proposal and Additional Directors Election Proposal on its proxy cards and has stated that no action will be taken on them at the 2000 Annual Meeting. A proxy will be counted as present for purposes of a quorum on each matter for which such proxy confers the right to vote. Dexter has stated that it intends to exercise discretionary authority to vote its proxies against our Board Size Bylaw Proposal and Additional Directors Election Proposal, even though Dexter has not sought voting instructions on these proposals. If Dexter takes such an action, we plan to challenge through litigation the validity of Dexter's proxies with respect to such proposals. If a court were to find that our Board Size Bylaw Proposal and Additional Directors Election Proposal were duly presented at the 2000 Annual Meeting, a quorum was present to vote on such proposals, and Dexter's proxies did not lawfully confer discretionary authority for Dexter to vote against such proposals, the proposals could be held to have been adopted at the 2000 Annual Meeting if our proxies represented the requisite vote described above.


                         WE STRONGLY RECOMMEND THAT YOU
                VOTE IN FAVOR OF EACH OF THE PROPOSALS DESCRIBED
                            IN THIS PROXY STATEMENT.


                            METHOD OF COUNTING VOTES

         The holders of not less than a majority of the number of shares of Dexter common stock outstanding and entitled to vote at the 2000 Annual Meeting must be represented in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions will be included for purposes of determining whether a quorum exists, but broker non-votes will not. After a quorum is determined to exist at the 2000 Annual Meeting, abstentions or broker non-votes with respect to particular proposals brought to a vote or nominees proposed for election will have no effect on the outcome of the vote on such proposal or election. Broker non-votes occur when brokers do not receive voting instructions from their customers on non-routine matters and consequently have no discretion to vote on those matters. Accordingly, if your Dexter shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for a proxy card to be issued so that your shares will be represented at the 2000 Annual Meeting.


                             ADDITIONAL INFORMATION

         The principal executive offices of Dexter Corporation are at One Elm Street, Windsor Locks, Connecticut 06096-2334. Dexter is a global specialty materials supplier, principally serving the worldwide aerospace, electronics, food packaging and medical markets. Except as otherwise noted herein, the information concerning Dexter has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although we do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Dexter to disclose events that may affect the significance or accuracy of such information.

         The principal executive offices of ISP are at 300 Delaware Avenue, Wilmington, Delaware 19801. We are a multinational manufacturer of specialty chemicals and mineral products.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, file reports, proxy statements and other documents with the SEC relating to our business, financial condition and other matters. These reports, proxy statements and other documents can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of ISP's filings with the SEC can also be obtained by mail for a fee by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. You can also get electronic copies of our filings with the SEC for free on the SEC's Internet web site at http://www.sec.gov. Copies of our filings with the SEC are also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                          PROXY SOLICITATION; EXPENSES

         This proxy statement and the accompanying GOLD Proxy Card are first being furnished to shareholders on or about June 5, 2000. Executed proxies may be solicited in person, by mail, advertisement, telephone, telecopier, telegraph or similar means. Solicitation may be made by directors, officers, investor relations personnel and other employees of ISP and their affiliates, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses.

         In addition, ISP has retained Innisfree M&A Incorporated to provide consulting and analytic services in connection with any proposal by us to acquire Dexter in opposition to Dexter's Board. Among other things, Innisfree has agreed to solicit proxies on our behalf in connection with the 2000 Annual Meeting. Innisfree will employ approximately 75 people in its efforts. We have agreed to reimburse Innisfree for its reasonable expenses and to pay to Innisfree fees not to exceed $130,000.

         Chase Securities, Inc. is acting as our financial advisor in connection with any proposed business combination transaction involving Dexter, and is assisting us in connection with the financing of any such transaction. For its financial advisory services, Chase Securities will receive from ISP a fee of $1 million upon the consummation of any such transaction, plus an additional amount based on Chase Securities' performance, to be determined by ISP and paid in ISP's sole discretion. Chase will also receive reimbursement of its reasonable and documented expenses. In addition, ISP has agreed to indemnify Chase Securities and related persons against certain liabilities arising out of the engagement. In its capacity as our financial advisor, Chase Securities has agreed, among other things, to assist us at our request in contacting (in person, by telephone or otherwise) shareholders of Dexter identified to Chase Securities by us and in soliciting their proxies in favor of such a transaction on our behalf. Chase Securities will not receive any separate or additional fee for, or in connection with, any such solicitation activities. Chase Securities and its affiliates are engaged in providing a full range of banking, securities trading, market making and brokerage services to institutional and individual clients. In the normal course of its business Chase Securities and its affiliates may have provided, and may in the future provide, subject to certain contractual and conflict of interest limitations, financial advisory, investment banking or other such services to Dexter, ISP or their respective affiliates, and may trade securities of Dexter, ISP or their respective affiliates for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

         The entire expense of our proxy solicitation is being borne by ISP. In the event that our nominees are elected to Dexter's Board, we may seek reimbursement of such expenses from Dexter. ISP does not intend to seek reimbursement for the stipend it pays to its nominees and does not intend to seek shareholder approval of reimbursement of its other expenses. In addition to the engagement of Innisfree and Chase Securities described above, costs related to the solicitation of proxies include expenditures for printing, postage, legal and related expenses and are expected to be approximately $1,800,000. Total payment of costs to date in furtherance of our proxy solicitation is approximately $1,500,000.


                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

         ISP, ISP Investments, our nominees for directorships and the following officers of ISP may be deemed to be "participants" (as defined in Instruction 3 to Item 4 of Rule 14a-101 of the Exchange Act) in this proxy solicitation:
Randall Lay, Executive Vice President and Chief Financial Officer; Susan B. Yoss, Senior Vice President and Treasurer; Christopher Nolan, Vice President-Corporate Development and Investor Relations; Jared Landaw, Vice President-Law; and Ben Stoller, Manager-Corporate Finance. Information relating to the beneficial ownership of common stock of Dexter by the participants in this solicitation and certain other information relating to the participants is contained in Annex VIII to this proxy statement and is incorporated in this proxy statement by reference. In addition, see "Certain Litigation" for a description of legal proceedings in which ISP and ISP Investments have a material interest adverse to Dexter. None of the participants in this solicitation are party to any commercial dealings with Dexter or its subsidiaries required to be discussed pursuant to Schedule 14A promulgated under the Exchange Act, which governs the disclosure contained in this proxy statement. As described below under "Certain Interests in the Proposals and with Respect to Securities of Dexter", ISP and its affiliates beneficially own shares of Life Technologies, Dexter's majority owned subsidiary. We have no knowledge of any commercial dealings between Life Technologies and Dexter, other than information that may be disclosed in the public filings of Life Technologies and Dexter.

                     CERTAIN INTERESTS IN THE PROPOSALS AND
                      WITH RESPECT TO SECURITIES OF DEXTER

         To the knowledge of ISP, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among ISP or its associates with respect to any securities of Dexter.

         Between November 25, 1998 and December 18, 1998, ISP entered into agreements (the "Group Agreements") with Bear, Stearns & Co. Inc., The Frederick
R. Adler Intangible Asset Management Trust, The Cohen Revocable Trust, Annie Chang, York Capital Management, L.P., JGD Management Corp., York Investment Limited, Idoya Partners ("Idoya"), Prescott Associates ("Prescott"), Prescott International Partners, L.P. ("International"), Thomas W. Smith as Trustee for the Jack McKenzie Trust Under Agreement Dated April 12, 1992 ("McKenzie"), Thomas W. Smith as Trustee for the Leo Carroll Wolfensohn Trust Under Agreement Dated March 9, 1994 ("Wolfensohn") and Thomas W. Smith ("Smith" and collectively with Idoya, Prescott, International, McKenzie, Wolfensohn and Smith, the "Prescott Entities"), with respect to such parties' ownership of common stock of Life Technologies, a majority owned subsidiary of Dexter. Pursuant to the terms of the Group Agreements, ISP and the other parties thereto agreed (i) not to sell or otherwise dispose of any shares of Life Technologies common stock unless all of the parties mutually agreed (subject to certain exceptions), (ii) to bear its own costs and expenses incurred in connection with its ownership of Life Technologies shares, the Group Agreements or any transactions entered into pursuant to the Group Agreement (subject to certain exceptions for expenses incurred for the benefit of all the parties thereto), (iii) to join with ISP in a Schedule 13D filing and any required amendments thereto and (iv) not to enter into any other contract, arrangement, understanding or relationship with any other person with respect to the equity securities of Life Technologies. The initial Group Agreements provided for a term of six months, but subsequent agreements were entered into ultimately extending the term through September 30, 2000 for all but the Prescott Entities. As of January 27, 2000, ISP owned beneficially 3,506,270 Life Technologies shares which represented approximately 14.05% of the outstanding shares of common stock of Life Technologies. As of such date, the continuing parties to the Group Agreement (including ISP) beneficially owned, in the aggregate, 5,417,991 Life Technologies shares, representing approximately 21.7% of the outstanding shares of common stock of Life Technologies.

         Each of our nominees (other than Messrs. Heyman and Kumar) will receive a stipend of $50,000 from ISP for his service as a nominee. This stipend is not refundable in any manner in connection with the outcome of our proxy solicitation or otherwise. The Nominees are each party to an indemnity agreement with ISP (the "Director Indemnity Agreements"). In accordance with the terms of the Director Indemnity Agreements, ISP has agreed to indemnify and hold harmless each of the nominees from and against, among other things, all expenses, liabilities and losses, including reasonable attorney's fees, related to any action, suit or proceeding to which such nominee is made a party or threatened to be made a party by reason of such nominee's action or inaction while serving as a nominee.

                         SECURITY OWNERSHIP OF DIRECTORS
                            AND MANAGEMENT OF DEXTER

         The following table presents, as of December 31, 1999, based solely on information contained in Dexter's 2000 proxy statement, the common stock beneficially owned (as that term is defined by the SEC) by all directors and named executive officers of Dexter, and the directors and executive officers of Dexter as a group. This beneficially owned common stock includes shares of common stock which they had a right to acquire within 60 days of such date by the exercise of options granted under Dexter's stock option plans.

         Except as otherwise noted in a footnote below, each director, nominee and executive officer has sole voting and investment power with respect to the number of shares of common stock set forth opposite his or her name in the table.

                                                                  SHARES OF              PERCENTAGE OF
                                                                 COMMON STOCK                COMMON
                                                                 BENEFICIALLY                STOCK
SHAREHOLDERS                                                       OWNED(1)              OUTSTANDING(1)
------------                                                       --------              --------------
K. Grahame Walker.....................................               229,681                      *
Kathleen Burdett......................................                63,668                      *
John D. Thompson......................................                38,241                      *
Bruce H. Beatt........................................                34,744                      *
David G. Gordon.......................................                42,579                      *
Charles H. Curl.......................................                 4,165                      *
Henrietta Holsman Fore................................                 5,626                      *
Bernard M. Fox........................................                 4,973                      *
Robert M. Furek.......................................                 4,510                      *
Martha Clark Goss.....................................                 4,274                      *
Edgar G. Hotard.......................................                 3,148                      *
Peter G. Kelly........................................                 8,301                      *
Jean-Francois Saglio..................................                 3,201                      *
George M. Whitesides..................................                 4,381                      *
All Directors and Executive Officers of Dexter as a Group
(24 persons)..........................................               638,727                      2.77


----------
(1) The shares reported above as beneficially owned by the following persons include vested stock options granted under Dexter's stock option plans. The shares reported above also include shares of restricted stock issued to the following persons pursuant to the 1994 Long Term Incentive Plan (the "1994 Plan") and the 1999 Long Term Incentive Plan (the "1999 Plan"): K. Grahame Walker - 51,434; Kathleen Burdett - 21,142; John D. Thompson - 14,976; Bruce
    H. Beatt - 13,972; David G. Gordon - 11,460; and "All Directors and Executive Officers of Dexter as a Group" - 171,233. Shares of restricted stock issued pursuant to the 1994 Plan and the 1999 Plan are subject to forfeiture, but may be voted by the holders thereof unless and until forfeited. Percentages of common stock of less than 1% are indicated by an asterisk.

                        PRINCIPAL SHAREHOLDERS OF DEXTER

         The following table sets forth, based solely, except as otherwise described herein, on information contained in Dexter's 2000 proxy statement, the number and percentage of outstanding shares of common stock beneficially owned by each person known to ISP (other than ISP) as of such date to be the beneficial owner of more than five percent of the outstanding shares of common stock. The information with respect to ISP has been provided by the members thereof as of June 2, 2000.

                                                                  SHARES OF           PERCENTAGE OF
                                                                 COMMON STOCK             COMMON
                                                                 BENEFICIALLY             STOCK
SHAREHOLDERS                                                        OWNED              OUTSTANDING
------------                                                        -----              -----------
ISP
ISP Investments Inc.
ISP Opco Holdings Inc.
c/o ISP Management Company, Inc.
1361 Alps Road, Wayne, New Jersey 07470...............             2,299,200              9.91(1)
FMR Corp., 82 Devonshire Street Boston, Massachusetts
02109 (Fidelity Managed Funds)........................             1,703,300              7.34(2)

Gabelli Funds, LLC
GAMCO Investors, Inc.
Gabelli Associates Fund
One Corporate Center
Rye, New York 10580

Gabelli Associates Limited
Gabelli International Limited
Gabelli International II Limited
c/o MeesPierson (Cayman) Limited
British American Centre
Dr. Roy's Drive-Phase 3
Georgetown, Grand Cayman
British West Indies ..................................             1,467,500              6.30(3)
Mary K. Coffin, c/o Dexter Corporation, One Elm Street,
Windsor Locks, Connecticut 06096......................             1,290,000              5.56(4)


(1) ISP Investments Inc. (through ISP Investments Grantor Trust) has the sole power to vote, direct the voting of, dispose of and direct the disposition of the shares. ISP Opco Holdings Inc., by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments Inc., may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares. ISP, by virtue of its ownership of all of the outstanding common stock of ISP Opco Holdings Inc., may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares. Samuel J. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the shares.

(2) Share holdings as of December 31, 1999, as reported on the Schedule 13G most recently filed by such shareholder.

(3) Share holdings as of May 26, 2000, as reported on the Schedule 13D most recently filed by such shareholders.

(4) Of the 1,290,000 shares shown in the table as owned by Mary K. Coffin, 990,000 are held by Fleet Bank, N.A., trustee of a trust the beneficiary of which is Dexter D. Coffin, Jr. Mary K. Coffin is a trustee of this trust and shares the power to vote and dispose of shares owned by the trust. The power to vote and dispose of the shares owned by this trust is held by a majority of its three individual trustees. The remaining shares shown in the table are held by Mary K. Coffin through a living trust.

               SHAREHOLDERS' PROPOSALS IN DEXTER'S PROXY STATEMENT

         Dexter's Bylaws require that notice of nominations to Dexter's Board proposed by shareholders be received by the Secretary of Dexter, along with certain other specified material, not less than 75 nor more than 125 days prior to the first anniversary of the prior year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than seventy five days from such anniversary date, notice by the shareholder to be timely must be so delivered not later than the fifteenth day following the day on which public announcement of the date of such meeting is first made. Any shareholder who wishes to nominate a candidate for election to Dexter's Board should obtain a copy of the relevant section of the Bylaws from the Secretary of Dexter.

         Pursuant to Rule 14a-8(e)(2) under the Exchange Act, any proposal by a shareholder at the 2000 Annual Meeting, to be included in Dexter's proxy statement, must be received in writing at Dexter's principal executive offices not less than 120 calendar days in advance of the date of Dexter's proxy statement released to security holders in connection with its 1999 Annual Meeting of Shareholders. However, if the date of the meeting is changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before Dexter begins to print and mail its proxy materials.

         Proposals should be addressed to the Corporate Secretary, Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096.

         WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES AND THE ADOPTION OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

Dated:  June 5, 2000

                                       Sincerely,

                                       Your Fellow Shareholders:

                                       INTERNATIONAL SPECIALTY PRODUCTS INC.

                                       ISP INVESTMENTS INC.

                                                                         ANNEX I


                            BOARD SIZE BYLAW PROPOSAL


         RESOLVED, that the Bylaws of Dexter Corporation be, and they hereby are, amended, effective at the time this resolution is approved by the shareholders of Dexter Corporation, by:

(i) deleting the fourth sentence of Article III, Section 1, which reads "[e]ach class of directorships shall consist of not less than one nor more than five directorships", in its entirety;

(ii) adding a new fourth and fifth sentence of Article III, Section 1 as follows:

         "At the annual meeting of the shareholders of the corporation held in 2000, additional directors shall be elected so that the Board of Directors shall consist of seventeen directorships. The additional directorships thereby created shall be allocated to the classes with terms expiring at the annual meeting of the shareholders of the corporation to be held in 2001 or 2002, unless otherwise allocated by the Board of Directors consistent with Section 33-740 of the Connecticut Business Corporation Act"; and

(iii)    adding a new final sentence of Article III, Section 1 as follows:

         "The fourth sentence of this Section 1 may be altered, amended or repealed only with the approval of the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act."

                                                                        ANNEX II


                   THE ADDITIONAL DIRECTORS ELECTION PROPOSAL

         RESOLVED, that each of the following persons be elected a director of Dexter Corporation to fill the new directorships on the Board of Directors of Dexter Corporation resulting from the adoption of the resolution amending
Article III, Section 1 of the Bylaws to increase the size of the Board, for a term commencing at the time this resolution is adopted by the shareholders of Dexter Corporation and shall be allocated into classes with terms continuing until the annual meeting of the shareholders of Dexter Corporation to be held in the year indicated below, and until the election and qualification of his respective successor or until his earlier resignation or removal:



Alan Meckler                          2002
Dan Ogden                             2002
Morrison DeSoto Webb                  2002
Robert Englander                      2002
John Droney                           2001
Anthony T. Kronman                    2001
Vincent Tese                          2001


; provided, that the Board of Directors may instead allocate certain of such directorships to a different class, consistent with Section 33-740 of the Connecticut Business Corporation Act.

                                                                       ANNEX III


                         THE POISON PILL BYLAW PROPOSAL

         RESOLVED, that the Bylaws of Dexter Corporation be, and they hereby are, amended, effective at the time this resolution is approved by the shareholders of Dexter Corporation, by adding the following Section 7 to the end of Article II:

         "Section 7. Rights Agreements.

                  The Board of Directors, in exercising its rights and duties with respect to the administration of the Rights Agreement, dated as of August 23, 1996, as amended, by and between the corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the "Rights Agreement") will carry out a resolution authorizing (i) the partial or complete redemption of the rights issued pursuant to the Rights Agreement (the "Rights"), or (ii) an amendment to the Rights Agreement making the Rights inapplicable to offers or transactions or types of offers or transactions specified in such resolution, if such resolution is authorized and approved by the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act. In addition, the Board of Directors shall not adopt any new shareholder rights plan, rights agreement or any other form of "poison pill" which is designed to or has the effect of making acquisitions of large holdings of the corporation's shares of stock more difficult or expensive, unless such plan is first approved by the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act. This Section 7 may be altered, amended or repealed only with the approval of the shareholders of the corporation entitled to vote thereon in the manner set forth in Section 33-709(c) of the Connecticut Business Corporation Act."

                                                                        ANNEX IV


                       THE POISON PILL AMENDMENT PROPOSAL

         RESOLVED, that the shareholders of Dexter Corporation hereby exercise their right under Article II, Section 7 of the Bylaws of Dexter Corporation, as amended on the date hereof, to require the Board of Directors to promptly amend the Rights Agreement, dated as of August 23, 1996, as amended, by and between Dexter Corporation and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement") to provide that the acquisition of beneficial ownership of shares of common stock, par value $1.00 per share, of Dexter Corporation ("Common Stock") pursuant to any offer for all outstanding shares of Common Stock for consideration of at least $45 per share net to the seller in cash shall constitute a "Qualifying Offer" within the meaning of Sections 11(a)(ii) and 13(d) of the Rights Agreement.

                                                                         ANNEX V


                            THE BYLAW REPEAL PROPOSAL

         RESOLVED, that any and all amendments made by the Board of Directors of Dexter Corporation to the Bylaws of Dexter Corporation on or after February 26, 1999, be, and the same hereby are, repealed, and that, without the approval of the shareholders of Dexter Corporation, the Board of Directors may not thereafter amend any section of the Bylaws affected by such repeal or adopt any new Bylaw provision which serves to reinstate any repealed provisions or any similar provisions.

                                                                        ANNEX VI


                              THE OMNIBUS PROPOSAL

         RESOLVED, that each of the proposals of International Specialty Products Inc. and ISP Investments Inc. shall be voted upon by the shareholders of Dexter Corporation at the 2000 Annual Meeting in the following order:


                  1.       This Omnibus Proposal;

                  2.       The Bylaw Repeal Proposal;

                  3.       The Director Election Proposal;

                  4.       The Board Size Bylaw Proposal;

                  5.       The Additional Directors Election Proposal;

                  6.       The Poison Pill Bylaw Proposal; and

                  7.       The Poison Pill Amendment Proposal.

                                                                       ANNEX VII


                          BACKGROUND AND RECENT EVENTS

         We began purchasing shares of Dexter and Life Technologies common stock in September 1998 because we believed that the shares of both companies were substantially undervalued. As the largest Dexter shareholder and an investor in the company's shares since September 1998, we have been dissatisfied with the share price performance of Dexter's common stock. Specifically, we have discussed with representatives of Dexter a recommendation with respect to the separation of Life Technologies and Dexter. Dexter rejected our recommendation. Therefore, on December 14, 1999, we proposed a business combination in which Dexter shareholders would receive at least $45 per share in cash, subject to the negotiation of a mutually acceptable merger agreement. Set forth below is a summary of events leading up to and following our proposal.

         Life Technologies is the surviving corporation of a merger in 1983 of Bethesda Research Laboratories, Inc. with a Dexter-owned subsidiary. Dexter owned approximately 52% of the outstanding stock of Life Technologies in 1998.

         On July 7, 1998, Dexter proposed to purchase the remaining 48% of the outstanding shares of Life Technologies that it did not already own, at a purchase price of $37 per share in cash. The proposal was made subject to, among other things, the approval of the Board of Directors of Life Technologies, and, since a majority of the Life Technologies Board was affiliated with Dexter, the approval of the Life Technologies Board's unaffiliated directors. Following receipt of Dexter's proposal, Life Technologies' Board of Directors formed a special committee of independent directors (the "Special Committee") to consider and respond to the proposal. Thomas H. Adams, Ph.D., Frank F. Samuel, Jr. and Iain C. Wylie were appointed as the members of the Special Committee, with Dr. Adams to act as chairman. The Special Committee retained outside counsel and a nationally recognized investment banking firm to assist in their analysis of Dexter's proposal.

         After a comprehensive valuation of Life Technologies and its prospects by the Special Committee and its advisors, on October 27, 1998, the Special Committee reported to the Life Technologies Board that it would be unable to recommend that Life Technologies shareholders accept Dexter's offer of $37 per share of Life Technologies stock. Among its findings, the Special Committee reported that:

         A. it did not believe that Dexter's proposal adequately reflected the value of the prospects of Life Technologies; in particular, the Special Committee noted that Dexter's proposal did not adequately address the value of Life Technologies' research and development pipeline;

         B. it had received inquiries from a third party interested in acquiring all of Life Technologies at a price in excess of Dexter's $37 per share offer, but was unable to respond to



                                     A-7-1
                  such offer because Dexter had advised that it was not interested in disposing of its controlling block of Life Technologies shares; and

         C. Dexter's proposed purchase price of $37 per share of Life Technologies common stock was substantially below the $50+ range which the Special Committee considered an appropriate price range for shares of Life Technologies at that time.

         In response to the Special Committee's findings, K. Grahame Walker, Chairman and Chief Executive Officer of Dexter and Chairman of the Board of Life Technologies, proposed that the Life Technologies Board disband the Special Committee. Mr. Walker also announced that Dexter was withdrawing its original proposal and would make an offer directly to the shareholders of Life Technologies to tender their shares for $37 per share in cash. All five of the directors affiliated with Dexter, representing a majority of the Life Technologies Board, voted in favor of a resolution to disband the Special Committee, while all three members of the Special Committee voted against the resolution. A few days thereafter, two of the three independent Life Technologies directors who served on the Special Committee (Messrs. Samuel and Wylie) resigned as directors of Life Technologies in protest of the disbanding of the Special Committee.

         In his resignation letter, dated November 3, 1998, to the Life Technologies Board, Frank E. Samuel, Jr. stated that Dexter's proposal "ignored important components of Life Technologies' overall value, including the value of the products in Life Technologies' R&D Pipeline." Mr. Samuel further characterized Dexter's Proposal as "heavyhanded" and as a "coercive attempt to buy out the [Life Technologies] public stockholders at a price which, I believe, deprives these stockholders of the significant inherent values to which they are rightfully entitled." Iain C. Wylie, in his resignation letter to the Life Technologies Board, echoed Mr. Samuel's concerns with respect to Dexter's proposal.

         Despite the Special Committee's findings, on November 2, 1998, Dexter commenced a tender offer for the outstanding shares of Life Technologies at $37 per share. Dexter also announced its intention to acquire any shares not purchased in the tender offer through a second-step merger in which the remaining shareholders would receive the same share price paid in the tender offer.

         On November 16, 1998, Life Technologies filed a Schedule 14D-9 Solicitation/Recommendation Statement in which Life Technologies disclosed that the Life Technologies Board would remain neutral and express no opinion with respect to Dexter's tender offer, since a majority of the Life Technologies Board was affiliated with Dexter. However, Life Technologies included in the
Schedule 14D-9 the view of the Special Committee that the shareholders should reject Dexter's tender offer and not tender their shares, along with the analysis by the investment banking firm hired by the Special Committee which detailed its finding that Dexter's offer price was inadequate to Life Technologies shareholders.


                                     A-7-2

         On December 7, 1998, Dexter amended its tender offer by increasing the purchase price from $37 per share to $39.125 per share and dropping the condition that Dexter acquire at least 80% of the outstanding shares of Life Technologies following the consummation of the tender offer. Upon the completion of the tender offer, Dexter owned approximately 71% of the outstanding shares of Life Technologies.

         Shortly after the commencement of Dexter's tender offer, in November 1998, we filed a Schedule 13D with respect to our beneficial ownership of shares of Life Technologies. On November 25, 1998, we signed an agreement with Bear, Stearns & Co. Inc., The Frederick R. Adler Intangible Asset Management Trust, The Cohen Revocable Trust and Annie Chang, each of whom is a shareholder of Life Technologies, to form a group (the "Life Technologies Group") for purposes of
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The agreement was for a term of six months and provided for, among other things, each party not to sell or otherwise dispose of its Life Technologies shares without the consent of the other parties to the agreement. Thereafter, we, together with the other members of the Life Technologies Group, filed an amendment to our Schedule 13D reporting our group ownership of Life Technologies shares. On December 2, 1998, each of York Capital Management, L.P., JGD Management Corp. and York Investment Limited became members of the Life Technologies Group, and on December 18, 1998, each of Idoya Partners, Prescott Associates, Prescott International Partners, L.P., Thomas W. Smith as Trustee for the Jack McKenzie Trust Under Agreement Dated April 12, 1992, Thomas W. Smith as Trustee for the Leo Carroll Wolfensohn Trust Under Agreement Dated March 9, 1994 and Thomas W. Smith (collectively, the "Prescott Entities") joined the Life Technologies Group, in each case by entering into similar agreements with the other existing members of the Life Technologies Group. Additional amendments to our Schedule 13D were filed to reflect the additional members of the Life Technologies Group, so that, as of December 23, 1998 we, together with the other members of the Life Technologies Group, owned approximately 26.2% of the outstanding shares of Life Technologies. On that date, ISP individually owned approximately 14.75% of the outstanding shares of Life Technologies.

         On February 1, 1999, the common stock of Life Technologies was delisted from the Nasdaq Stock market because of Life Technologies' inability to remain in compliance with certain maintenance standards required for continued listing, including the number of shareholders and public float requirements, as a result of Dexter's completed tender offer for Life Technologies' stock. Life Technologies currently remains a reporting company under the Securities and Exchange Commission rules and its common stock is available for quotation on the OTC Bulletin Board.

         On July 26, 1999, Life Technologies announced that its Board had decided to discontinue regular quarterly dividends on its common stock.

         On September 27, 1999, pursuant to an amended Schedule 13D filing, we disclosed that we beneficially owned approximately 9.98% of the outstanding common stock of Dexter. Soon thereafter, on October 4, 1999, Dexter's Board amended Dexter's Rights Agreement to lower the threshold of beneficial ownership that will trigger the defensive provisions of the Rights Agreement from 20% to


                                     A-7-3

11% of the outstanding common stock of Dexter, applicable to any shareholder who does not file a Schedule 13G with the SEC stating that its ownership position has been acquired without any intent to change or influence control of Dexter.

         On December 3, 1999, representatives of ISP and Dexter met to discuss our dissatisfaction with Dexter's share price performance. At such meeting, we expressed our belief that Life Technologies, with its higher growth and higher margins, can better fulfill its potential as an independent entity or in combination with another similarly strategically situated company, rather than in combination with Dexter, for reasons detailed in Mr. Heyman's letter to Mr. Walker on December 14, 1999. Our representatives noted that there are no apparent synergies between Dexter and Life Technologies that would justify Dexter's continued control of Life Technologies and, as an independent company, Life Technologies would likely have greater access to the capital markets and receive a higher level of analyst coverage. We therefore recommended that it would be in the best interests of both companies and their respective shareholders if Dexter and Life Technologies were independent corporate entities. We further offered to work with Dexter to try to develop a tax efficient strategy (i.e. - a strategy which minimizes tax costs to investors and the respective companies), subject to a proper business purpose, to separate Dexter and Life Technologies.

         On December 6, 1999, pursuant to an amended Life Technologies 13D filing, we disclosed that our initial group agreements with other Life Technologies shareholders, which had been renewed and extended on May 10, 1999, had been further extended until September 30, 2000 by all of the members of the Life Technologies Group other than the Prescott Entities. Currently, the continuing members of the Life Technologies Group beneficially own approximately 21.7% of the outstanding shares of Life Technologies.

         After receiving no response to our proposal made during the December 3, 1999 meeting, on December 14, 1999, Samuel J. Heyman, Chairman of the Board of ISP, sent the following letter to Mr. Walker proposing to acquire all of the shares of Dexter not owned by ISP for a price of $45 per share:

         Dear Grahame:

                  It was nice meeting with you, John Thompson, and Bruce Beatt on December 3rd.

                  As Kumar Shah and I indicated to you, our interest is in the realization of shareholder values for all Dexter Corporation and Life Technology shareholders. In this connection, based on our analysis, we believe that Life Technologies, with its higher growth and higher margins, can better fulfill its potential as an independent entity, or in combination with another similarly strategically situated company, rather than in combination with Dexter Corporation. We also believe that it will be in the best interests of both companies and their


                                     A-7-4
         respective shareholders if Dexter Corporation and Life Technologies were separate corporate entities.

                  The overriding reason for this conclusion stems primarily from the fact that there are practically no overlaps and the companies add no value to each other. Specifically, Dexter Corporation's R&D, product development and manufacturing technology have no interface, and lack any synergy, with Life Technologies. Furthermore, we believe that Dexter Corporation has restrained Life Technologies' growth by limiting Life Technologies' R&D expenditures, new product development and new product introductions. Marketing, sales and distribution likewise provide no crossover benefits for the two companies. In addition to the operational issues, we note that Dexter Corporation management has little or no experience in the life science field.

                  From a financial perspective, as an independent company, Life Technologies would have much greater access to the capital markets, without the constraints of Dexter Corporation's financial profile. Life Technologies, as a pure play on which analysts and shareholders can more clearly and easily focus, would attract a high level of Wall Street coverage, providing the opportunity to achieve P/E multiples similar to those achieved by others, who serve the same market. This would enable Life Technologies to consummate attractive stock acquisitions and mergers in the emerging life science field, which you acknowledge has been constrained under your ownership.

                  Finally, as an independent company, or as part of a high technology company serving the biotechnology industry, Life Technologies would be in a position to provide greater incentives for its executives. Through making available stock options with a significant upside potential to all key-operating employees, Life Technologies would be providing a better opportunity to attract, hire, and most importantly, retain quality personnel to insure and maximize its continued profitable growth.

                  As a substantial shareholder of both Dexter Corporation and Life Technologies, it is our position that, for the foregoing reasons, there is value to be realized in the separate corporate existence of these two entities. At our meeting, while I was pleased that you appeared to share our view that there are few, if any, synergies between Dexter Corporation and Life Technologies, I had hoped that you would be more receptive to our proposal. However, since that time, by your lack of response and your recent comments to security analysts, it appears that you disagree with our approach to maximizing shareholder value nor do you appear to have in mind any alternative strategy for accomplishing the same goal.

                  As long term shareholders of both Dexter and Life Technologies, we think we have been more than patient. Our Board has therefore decided to propose acquiring all of the Dexter Corporation common stock not owned by ISP and its affiliates for a price of $45.00


                                     A-7-5
         per share subject to the execution of a mutually acceptable merger agreement. Such a price represents a 38% premium over where Dexter Corporation closed last night (329/16), and is higher than the stock has ever traded. In addition, if you would provide us additional information on Dexter Corporation and Life Technologies that justifies an increased price we would be willing to pay more. We would be willing to enter into a confidentiality agreement in connection therewith (but not any such agreement that would limit our rights as shareholders).

                  We and our advisors are available to move quickly to consummate this transaction. Grahame, please let me know how you and your Board would like to proceed.

                                                     Sincerely,

                                                     /s/ Samuel J. Heyman

         On December 14, 1999, Dexter issued a press release indicating that it has received ISP's December 14 letter and that Dexter's Board would consider ISP's proposed offer, but noting that the December 14th letter did not mention a source of funds for ISP's cash offer.

         In response to Dexter's press release, on December 16, 1999, Mr. Heyman sent the following letter to Mr. Walker:

         Dear Grahame:

                  I note from Dexter's news release yesterday your mention that our letter "contained no information concerning the source of funds for its proposal."

                  In this regard, we intend to finance with bank borrowings and will provide commitments for such financing as appropriate.

                  As I indicated in yesterday's letter, we stand ready with our advisors to meet with you as soon as possible regarding all aspects of the proposed merger agreement.

                  All the best.

                                                     Sincerely,

                                                     /s/ Samuel J. Heyman


                                     A-7-6

         On December 23, 1999, Mr. Walker sent the following letter to ISP rejecting ISP's offer to purchase the outstanding shares of Dexter:

         Dear Mr. Heyman:

         On behalf of Dexter's Board of Directors, I am replying to your letter of December 14.

                  The Board has carefully considered your proposal to negotiate an acquisition of Dexter at a price of $45 per share. It has discussed the proposal as well as the strategic initiatives mentioned in your letter with the company's management and its advisors - Lehman Brothers and Skadden, Arps. The Board has received an opinion from Lehman Brothers that $45 per share is inadequate from a financial point of view to the stockholders of Dexter. It is the unanimous view of the Board of Directors that your proposal is both inadequate and contrary to the best interests of the stockholders of Dexter. Accordingly, it is hereby rejected.

                  We noted with interest the research comment on your proposal published by Merrill Lynch the same day you made it. Merrill Lynch said, "... the bid is too low. It appears that ISP could be just trying to put Dexter in play." The comment also noted: "Interestingly, ISP's total bid for Dexter is only slightly larger than Dexter's bid for Life Technologies - an offer that was deemed as too low by ISP management." New Vernon Associates, an institutional research firm, was even more definitive in its characterization of the ISP proposal. "Mr. Heyman is clearly playing the role of arbitrageur here. There is little or no strategic fit between ISP and either Dexter or Life Technologies." Yet a third report published by Schroders on December 15 was to a similar effect.

                  The Board has thoroughly reviewed the company's present circumstances in light of your public proposal to acquire Dexter for an inadequate price, ostensibly to separate Dexter and Life Technologies. In consequence of that review, they have asked me to share the following additional thoughts with you.

                  The Dexter Board is committed to its business strategy of maximizing the long-term growth of Dexter through its investment in Life Technologies. It will continue these efforts, despite any attempt on your part to divert their benefits for ISP's short-term interests, as you have done in numerous other cases in which you purchased shares of a company - purporting to espouse stockholder interests - and subsequently sold out your position at a profit.

                  Last year, in pursuit of its shareholder value growth strategy, Dexter decided to strengthen its focus on life sciences. Among other initiatives, it sought to acquire the public minority shares of Life Technologies. Your company opportunistically intervened to frustrate this objective and bought 15% of the outstanding shares in the open market, while Dexter was proceeding with its tender offer at a price that was available to every LTI stockholder. Our Board's plan was


                                     A-7-7
         to realize synergistic benefits and cost savings from 100% ownership of LTI, in addition to securing our platform for growth in life sciences. The Dexter stockholders have been denied those benefits and the related stockholder value enhancement by your actions, not by any inadequacy in our basic strategy.

                  The second phase of your opportunistic strategy was an open-market purchase program in Dexter shares which purported to be "for investment purposes only." Immediately after you assembled a 10% block, you dropped your pretense of being a passive investor. You invited yourself to a meeting with management, asserted Dexter and Life Technologies should be separated, waited 11 days and then made a public unsolicited acquisition proposal at an inadequate price benefiting only ISP and not all Dexter stockholders. Your disregard for the interests - indeed welfare - of Dexter stockholders is especially exemplified by the fact that both Moody's and Standard & Poor's have now put Dexter on credit watch with negative implications expressly as a result of the apprehension that ISP will over-leverage in order to combine with Dexter.

                  You have also made some factual assertions about Dexter and Life Technologies which are simply wrong and which are potentially damaging to one or both companies. Dexter has not been a restraining influence on LTI's R&D spending. Indeed, you sought to elicit such a statement from the Life Technologies management in your meeting with them but they declined to provide it. Nor is there any basis for your claim that Dexter's ownership of LTI shares makes it difficult to attract, hire and retain quality management. Quite simply, that has not been the case. Your contention further implies that the current management of LTI is not first rate, a similarly baseless suggestion.

                  You have mischaracterized the relationship between Dexter and Life Technologies, and your position is internally inconsistent. You affirmatively asserted in our conversation on December 3 that Life Technologies has no place with ISP. We agree. However, it is illogical and self-contradictory for you to suggest that you wish to acquire Dexter in order to spin off Life Technologies in some unspecified transaction likely to have adverse tax consequences to all participants. Second, and more important by far, we are convinced that both Dexter and Life Technologies have bright future prospects which justify a valuation of Dexter shares significantly in excess of what is reflected in the current market price. We fervently hope (and strongly recommend) that you return your managerial focus to your own companies, leaving the stewardship of Dexter and LTI where it belongs - with their respective Boards.

                                                     Sincerely

                                                     /s/ K. Grahame Walker

                                     A-7-8

         In a complaint filed in Connecticut Superior Court dated January 18, 2000, Lee Brennan and Ellis Investments LTD. asserted claims on behalf of themselves and a putative class consisting of all Dexter shareholders (other than the defendants and any person or entity affiliated with them) against Dexter, Mr. Walker and the directors of Dexter, asserting claims which were previously brought separately in the Delaware courts. In their complaint, such shareholders allege, among other things, that "[i]n rejecting the ISP offer, reducing the threshold for activation of the shareholder rights plan and failing to make any attempts to negotiate with ISP, [Dexter, Mr. Walker and Dexter's Board] have acted wrongfully to the detriment of Dexter public stockholders."

         On January 20, 2000, Dexter announced that it had sent a letter to Life Technologies proposing to acquire for $49.00 per share the 28.5% of Life Technologies that Dexter does not own in a merger transaction. Dexter asked for "appropriate indications of support" for the merger from ISP and the other members of the 13D group.

         On January 27, 2000, Mr. Heyman sent the following letter to Mr.
Walker:

         Dear Grahame:

                  In view of ISP's $45 all cash offer and our stated willingness to pay more if additional information justified a higher price, I was disappointed that your Board did not decide to encourage negotiations with a view toward increasing shareholder value for Dexter shareholders. Its refusal to do so leaves us no choice but to take our proposal directly to our fellow shareholders.

                  We are today delivering to your Corporate Secretary a notice of our intention to present a series of resolutions at your April Annual Meeting. The effect of the resolutions is to elect ten of our nominees to the Dexter Board, including eight directors independent of ISP, who are committed to considering and pursuing ISP's offer or a superior proposal. We are also proposing a by-law amendment and a resolution requiring Dexter's Board to remove its "poison pill" in favor of offers for all shares of at least $45 per share in cash. We intend to solicit proxies in favor of these resolutions.

                  Your December 23rd letter questioned the seriousness of ISP's intent. First, as you know, ISP currently holds a stake in Dexter which is more than five times that held by Dexter's entire Board. Second, so that there should be no doubt as to our ability to finance the acquisition, Chase Securities Inc. advised us, confirmed in writing, that they are highly confident in their ability to arrange the credit facilities for this acquisition.

                  There are so many inaccuracies and mischaracterizations in your letter that I find it difficult to know where to start. By way of just one example, your heavy reliance upon security analysts to defend


                                     A-7-9
         your rejection of our proposal is misplaced. For instance, in comparing ISP's offer to Dexter's bid last year for Life Technologies, the Merrill Lynch report contained an error of almost $300 million by ignoring the value of the minority interests. Also, you failed to quote a relevant section of the New Vernon Associates report you cited, which states the following: "there is little or no interplay between the company's [Dexter's] industrial and life sciences businesses," "we do find merit in his [Mr. Heyman's] initiative to separate the company's [Dexter's] disparate assets," and "in our view Dexter's ownership of LTEK is constraining the latter company's ability to recruit and retain key employees." With regard to the last point, it should be made clear that we indeed view the management of Life Technologies as first rate. However, your attempted squeeze-out of the minority shareholders more than a year ago resulted in the elimination of meaningful stock incentives for Life Technologies executives, which ultimately impacts the ability to retain and recruit key personnel.

                  As you know, Life Technologies' shareholders have rejected Dexter's recent belated $49 per share offer. Parenthetically, it should be noted that Dexter's own shareholders appear to have rejected its business strategy as well, as Dexter's stock price has declined substantially since the company's rejection of our offer and its decision to attempt to acquire 100% of Life Technologies. It is apparent from the timing of Dexter's offer for our Life Technologies shares, coming on the heels of ISP's $45 per share offer for Dexter, upon which many of Dexter's shareholders have relied, seeks to divert ISP from a course of action designed to maximize shareholder values for all Dexter shareholders. In this connection, we believe that Dexter's attempt to deter us by providing benefits to ISP not available to other Dexter shareholders is simply not appropriate.

                  Grahame, I just do not think it would be productive at this time to respond to your mischaracterizations and attempts to impugn our motives - which by the way I do not appreciate. The real issue here, however, is the maximization of shareholder value for all Dexter shareholders, and I believe that shareholders will more likely benefit from a dialogue along this line. In fact, I would be willing to appear with you before any group of Dexter shareholders to discuss the merits of Dexter's proposed course of action vs. ISP's offer.

                  All the best.

                                                     Sincerely,

                                                     /s/ Samuel J. Heyman

                                     A-7-10

         Also on January 27, 2000, we gave formal written notice to Dexter of our intention to bring our proposals before the 2000 Annual Meeting. On that same day, we filed a complaint against Dexter and seven members of Dexter's Board in the United States District Court for the District of Connecticut. The Dexter directors who are named as defendants are K. Grahame Walker, Henrietta Holsman Fore, Robert M. Furek, Edgar G. Hotard, Peter G. Kelly, Jean-Francois Saglio and George M. Whitesides. See "Certain Litigation." These developments were reflected in an amended 13D filing with respect to our Dexter shares on the same day.

         On January 28, 2000, we, together with the other members of the Life Technologies Group, amended our 13D filing to reflect the group's rejection of Dexter's offer to purchase shares of Life Technologies. Also on January 28, we demanded a copy of Dexter's shareholder list and certain other corporate information to which we are entitled under the Connecticut Business Corporation Act, by no later than February 7, 2000.

         On February 4, 2000, Dexter acknowledged its receipt of our written notice to bring our proposals before the 2000 Annual Meeting. Shortly thereafter, by letter dated February 7, 2000, Dexter's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, acknowledged its receipt of our demand for a copy of Dexter's shareholder list and certain other corporate information. In its February 7 letter, Dexter's counsel stated that ISP needed to provide Dexter with a certified check in the amount of $1,454.86 to cover expenses incurred by Dexter in providing the requested materials before such materials would be made available, and a check was forwarded by ISP to Dexter promptly thereafter. Certain, but not all, of the materials requested were received on February 11, 2000.

         On February 8, 2000, Dexter's Board amended the Rights Agreement, causing the poison pill Rights to be inapplicable to any offer which is for all shares, is substantially unconditional, remains available to shareholders for 60 days, is supported by firm financing commitments and is for a price which is, in the opinion of Dexter's financial advisor, fair from a financial point of view.

         On February 9, 2000, Mr. Walker sent the following letter to ISP responding to ISP's notice of its intention to present its proposals and director nominations at the 2000 Annual Meeting:

         Dear Mr. Heyman:

                  Just last month ISP disclosed that your company's 4th quarter operating results would be 40% to 57% below analysts' estimates and that full fiscal year operating results would be 19% to 20% below analysts' estimates. You publicly attributed ISP's disappointing performance to "substantial unabsorbed manufacturing costs" and to "competitive pressures." With evidence of this kind of managerial dereliction so recently emerging, we are incredulous that you have apparently launched a campaign that deflects the focus from concentrating on improving your own poor results to one that will


                                     A-7-11
         inevitably harass and distract Dexter's Board and its management at this crucial time in our company's history. We think ISP's stockholders have a right to expect undivided and more effective attention to ISP's obvious strategic and operational deficiencies. We think they are entitled to expect that you would not spend hundreds of thousands of dollars - to say nothing of the time, effort and managerial distraction ISP will devote to matters unrelated to its immediate business problems
         - to run a spurious and legally defective proxy campaign in support of your invitation to negotiate that has been rejected.

                  However, since you are anxious to pursue a course of action that can be harmful to our shareholders and to yours, you leave us with no reasonable alternative but to deal with you in the most responsible manner that we can. To that end, our Board has authorized the following actions:

                  1. Specifically to address your claim of "[ISP's] stated willingness to pay more [than $45 per share] if additional information justified a higher price," we are prepared to make available a due diligence data room containing detailed and comprehensive information relating to both Dexter and Life Technologies. Because our Board and its advisors believe that your offer is inadequate from a financial point of view, we are inviting ISP to send representatives into the data room for the purpose of ascertaining whether you are indeed willing to pay more. If you wish, you are welcome to bring representatives of your lender Chase Securities Inc. with you. We are prepared to respond to reasonable requests for additional information and we will make appropriate members of senior management available for presentations and question/answer sessions that should provide you with more than adequate "additional information." We accept your offer of a confidentiality agreement in this connection. We accept in principle your limitation that the agreement not "limit your rights as shareholders" by which we mean one which will not prevent you from making a tender offer to Dexter stockholders, proceeding with your proxy campaign or making a proposal to the Board of Dexter.

                  Do not misread the Board's decision or its intentions: we have made no decision to sell the company or to explore a sale of the company or to test the market for a possible sale of the company, and no one else will be invited into the data room. It is simply the Board's firm belief that Dexter's stockholders should not be victimized by your disingenuous suggestion that your price could be higher but for reasons beyond your control. We offer you the opportunity to conduct a reasonable due diligence so that you can honestly, forthrightly and candidly tell our stockholders what your proposal is - not that it might be higher if . . .

                  2. Our Board has amended Dexter's stockholder rights plan. As a consequence of the amendment, the rights will not be triggered by and the plan will pose no obstacle for any offer to our stockholders for all shares which Dexter's financial advisor opines is fair from a


                                     A-7-12
         financial point of view, is supported by liquid funds on hand or by fully committed financing, is substantially unconditional and has been open to Dexter stockholders for at least 60 calendar days. Although we believe your rights plan proposals for our stockholder meeting are illegal and unenforceable, we have elected to preempt this issue. We believe our stockholders' interests will be better served if we relieve them of the burden of a lot of rhetorical sound and fury from ISP designed to obfuscate its plan and intention to seize control of Dexter without paying a fair price for the company.

                  3. We will address your proposals for Dexter's 2000 Annual Meeting of Stockholders separately. However, on the subject of electing directors, Dexter accepts the nomination of yourself, Mr. Kumar and Mr. Peller as timely in accordance with the By-laws.

                  You claim Chase Securities Inc. has advised ISP in writing "that they are highly confident in their ability to arrange credit facilities for this acquisition." If that were true, we think ISP owes it to the Dexter stockholders to make an honest, forthright and candid public disclosure of the letter text. We think ISP's failure to do so is yet another instance of its disregard for the federal securities laws which we believe required disclosure of ISP's contracts, arrangements, understandings and relationships with Chase Securities promptly after it received their assurances. We also think ISP's disclosure is legally deficient for failing to describe the transactions in which the funds will be borrowed and the names of the parties thereto.

                  In December you said that the impetus for your takeover proposal was, among other things, your belief that it was in the best interests of both Dexter and Life Technologies and their stockholders "if Dexter Corporation and Life Technologies were separate corporate entities." In our meeting you stated that you would support a pro-rata spinoff of the LTI shares owned by Dexter to Dexter stockholders and you stated that such a transaction could be effected on a tax-free basis. We are advised to the contrary. We should provide our stockholders an honest, forthright and candid assessment of this issue. In order to achieve that, we invite you to help us arrange a meeting among our respective tax advisors to reach a common analytical conclusion. We think the Dexter stockholders are entitled to know whether or not there is any possibility that such a transaction could be effected without incurring material tax liabilities at Dexter or for the account of the stockholder recipients of the spinoff.

                  There is another allegation in your letter relating to LTI which I feel I must briefly address. You keep talking about Dexter's ability to retain and recruit key personnel at LTI. We have been a majority stockholder of LTI for nearly two decades without any problems either in recruiting or retaining key personnel, and if it were not for


                                     A-7-13
         the uncertainty that your tactics have introduced we are confident that would continue. I think it particularly telling on the subject of executive retention that, in contract to ISP, LTI has retained its entire senior management team (except the CFO who retired to teach and remains a director of LTI).

                  Your letter claims "[a]s you know, Life Technologies' shareholders have rejected Dexter's recent belated $49 per share offer." As you know, this statement is false. First, as of this very moment, neither you nor any other member of your current 13D group has spoken or written a word to Dexter in response to our good faith $49 proposal. Second, a former member of your 13D group who owned more than 825,000 shares (about 3.3% of LTI and over 13% of the shares owned by your former 13D group) responded favorably to our proposal, and we acquired those shares for $49 each. Moreover, you also know our offer was in no way an attempt to provide benefits to ISP not available to other Dexter stockholders - it was an offer to buy LTI shares from LTI stockholders, whether or not they were Dexter stockholders. In fact, it was an honest, forthright and candid attempt to resolve a difficult situation created by ISP solely for its own selfish purposes. Although obvious from the terms of our offer, we repeat here for the record there was no condition associated with ISP's reaction to our proposal. As we clearly stated, we were perfectly willing to discuss our proposal with any other stockholders of Life Technologies who wished to do so, and we in fact did that very thing.

                  Mr. Heyman, your campaign to anoint yourself as the savior of Dexter stockholders is misleading because, ultimately, it is ISP's own selfish interests which drive your program. The shareholders will understand that. Moreover, it appears that your hand-picked nominees lack the necessary experience in corporate governance and in our industry and none owns a single share of Dexter stock. By contrast, the Dexter Board has demonstrated its independence and commitment to serving the Dexter shareholders. We will continue to forthrightly and clearly articulate our program for value enhancement for our stockholders to consider. I am confident that our stockholders will understand it, agree with it and act accordingly.

                                                     Sincerely,

                                                     /s/  K. Grahame Walker

         On February 9, 2000, Mr. Heyman sent the following letter to Mr. Walker in response to Dexter's offer to allow ISP to conduct a due diligence review of the business, finances and operations of Dexter and its subsidiaries:



                                     A-7-14

         Dear Grahame:

                  We are in receipt of your letter today and, while not commenting on the host of ancillary issues raised, we agree that the central focus should be whether Dexter's shareholders are able to maximize the value of their investment. We take at face value your statement that Dexter is willing to enter into substantive discussions with us regarding ISP's proposal and are delighted that you have taken this step. I have asked our legal counsel to prepare a confidentiality agreement and advise you that we are in a position to move very promptly.

                  All the best.

                                                     Sincerely,

                                                     /s/ Samuel J. Heyman

         On February 9, 2000, Mr. Walker sent the following letter to Mr. Heyman in response to Mr. Heyman's letter of the same date:

         Dear Mr. Heyman:

                  Your letter this afternoon suggests that you need to reread my letter of this morning. Please have your counsel contact ours on the subject of a confidentiality agreement. I believe they are well-acquainted.

                                                     Sincerely,

                                                     /s/ K. Grahame Walker

         On February 23, 2000, ISP and Dexter entered into a confidentiality agreement which provided for ISP to conduct a review of non-public information relating to the business, finances and operations of Dexter and its subsidiaries and which did not contain any standstill provisions. On February 24, 2000, ISP commenced a review of certain information made available by Dexter in a data room.

         On February 28, 2000, Dexter issued a press release in which it announced that it would "institute a process in which we [Dexter] will survey all of the Company's available options." Dexter stated in its press release that although Dexter's Board "has made no decision to sell the Company at this time," it would explore "every available alternative - including a merger or sale of the Company, a financial restructuring, or a spin-off or sale of one or more of the Company's businesses." Dexter further stated in its press release that "third parties will be invited to sign confidentiality agreements, review comprehensive data room materials and receive Dexter management presentations."

         On March 1, 2000, Dexter filed its preliminary proxy statement with the SEC. Mr. Heyman sent the following letter to Mr. Walker addressing Dexter's February 28 press release and the filing:



                                     A-7-15

         Dear Grahame:

                  With regard to your February 28th announcement that your Board "has decided to institute a process in which we will survey all of the Company's options," we would hope that this move was indeed designed with the view toward maximizing shareholder value for all Dexter shareholders as we have been urging for quite some time now. As you know, while your Board has made no decision to sell Dexter at this time, our nominees are committed to pursue ISP's $45 per share merger proposal or a superior proposal.

                  We also note Dexter's statement that it will consider a "spin-off or sale of one or more of the Company's businesses." In this connection, we would remind you that ISP's interest continues to be in the acquisition of Dexter as a whole and therefore trust that, before considering any such dismemberment, Dexter will enter into discussions with ISP concerning our acquisition proposal.

                  Although we are pleased that you have started to provide us with information, we will need certain additional technical, financial and operating data. We are compiling a separate list concerning these requirements which we will furnish shortly to your representatives, and I would very much appreciate your cooperation with regard to these requests.

                  Finally, we have just received your preliminary proxy statement that was filed with the SEC for the first time today. We were shocked and surprised by your decision to selectively choose among the ISP proposals to be presented to Dexter shareholders at this year's Annual Meeting scheduled for April 27 - and especially by your attempt to deny Dexter shareholders the right to vote on our proposal to increase the size of the Dexter Board. We believe this proposal is legal, appropriate, and was timely made, and ISP intends to present this proposal at the Annual Meeting and take all necessary legal action to cause its implementation if passed. We also do not understand your position that Dexter will refuse to follow the wishes of its shareholders in the event that they adopt ISP's Rights Plan proposals.

                  All the best.

                                                     Sincerely,

                                                     /s/ Samuel J. Heyman

         On March 9, 2000, in response to Mr. Heyman's March 1 letter, Mr. Walker sent a letter to Mr. Heyman in which he reiterated Dexter's rejection of the ISP Proposal, stating that "[t]here is nothing to discuss or negotiate." Mr. Walker also stated that Dexter is continuing to conduct its previously announced


                                     A-7-16
process to explore its alternatives. Finally, Mr. Walker defended Dexter's refusal to present at the 2000 Annual Meeting ISP's proposals to increase the size of Dexter's Board and elect additional directors to fill the vacancies created by such increase.

         ISP and Dexter exchanged further correspondence in March relating to ISP's additional requests for documents and information to assist ISP in its assessment of Dexter and Life Technologies. Dexter has not yet provided certain items requested by ISP.

         On March 23, 2000, Mr. Heyman sent the following letter to Mr. Walker in which ISP increased to $50 per share the price at which it proposed to acquire all of the outstanding common stock of Dexter in a business combination:

         Dear Grahame:

                  Based upon our evaluation to date, ISP's Board has authorized an increase in the price of ISP's cash merger proposal to $50 per share. If we receive the proper cooperation from Dexter in connection with the balance of the due diligence process and Dexter can demonstrate that the value of the Company would justify a higher price, we would consider increasing this price as well.

                  You should know that ISP has, on this date, executed a commitment letter in which Chase has committed to raise all the financing necessary for the acquisition, a copy of which I have attached. You should note that Chase's commitment for $1.825 billion contains provision for a tender facility so that Dexter shareholders can receive cash payments promptly.

                  Grahame, we are most interested in concluding this transaction and are prepared to proceed promptly. However, should Dexter be inclined to proceed on a different course, I sincerely hope that it will allow the Company's shareholders to make the ultimate decision as to what is in their best interests.

                  We are still awaiting the due diligence information which we requested in our March 8th letter.

                                                     Sincerely,

                                                     /s/ Samuel J. Heyman

         On that same day, Dexter announced that 29 third parties, including ISP, had signed confidentiality agreements with the Company, and that "every available alternative will be examined and the one that will maximize the value of the Dexter shareholders' investment will be aggressively pursued."

         Also on March 23, 2000, ISP's counsel, Weil, Gotshal & Manges LLP, sent a letter to Dexter's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, requesting that the Poison Pill Amendment Proposal be amended to provide that


                                     A-7-17
offers or transactions in which Dexter shareholders would receive at least $50 per share in cash (rather than $45) will not trigger the defensive provisions of the Rights Agreement. Dexter has refused to assure us that such amendment would be deemed timely made under Dexter's Bylaws.

         On April 2, 2000, Dexter announced that it had postponed the 2000 Annual Meeting, originally scheduled for April 27, 2000, until June 30, 2000, stating that it had received "several indications of interest in acquiring the entire company and . . . multiple indications of interest in Dexter's various constituent businesses." In connection with this postponement, Mr. Walker stated that "we are very pleased with the results of the first stage of our sale process . . .", that "its is our objective to present a definitive transaction to our shareholders well before [June 30, 2000]" and that "we expect to be in a position to make a definitive announcement in the next few weeks or so."

         On April 3, 2000, ISP reiterated its $50 per share proposal and stated that "[w]e trust that Dexter shareholders will hold Dexter's Board accountable for its promise to `present a definitive transaction to [its] shareholders well before' June 30."

         On April 20, 2000, in response to a deadline for final bids from Lehman, ISP submitted a proposal to acquire all of the outstanding common stock of Dexter for a price per share of $50 plus one "contingent value right." The contingent value rights were intended to allow Dexter shareholders to participate in the proceeds from a subsequent sale by ISP of Dexter's shares in Life Technologies. The proposal also included an amendment to the financing commitment from The Chase Manhattan Bank that would allow for the issuance of the contingent value rights by ISP. The proposal, by its own terms, expired on April 24, 2000.

         Dexter announced that on April 24, 2000 its Board met to review proposals received, but "reached no conclusions." Dexter further stated that it "authorized management and its advisors to proceed with next steps in the process," but did not specify what they were.

         After Dexter rejected ISP's proposal, on May 1, 2000, Mr. Heyman sent the following letter to Mr. Walker in which ISP terminated discussions with Dexter and restated its commitment to continue the proxy contest:

         Dear Grahame,

                  This is to advise you that ISP is terminating further discussions with Dexter and continuing its proxy contest so that Dexter shareholders can decide for themselves how to best realize shareholder values.

                  The reasons for this are as follows:

                  First, your representatives have indicated that ISP's most recent offer is unacceptable, both as to price and a number of contract terms. As you know, we consider our recent offer (which by its own


                                     A-7-18
         terms has expired) to have been a very fair and full one and tried to meet with your advisors and lawyers over the April 22-23 weekend to try and consummate a transaction, but your people refused to meet;

                  Second, despite the continued optimistic, public prognostications of Dexter and its representatives -- 29 interested parties, results of first stage of sale program "very positive," and "we expect to be in a position to make a definitive announcement in the next few weeks or so" (April 2nd statement) -- Dexter has failed over the last four months to provide shareholders with a creditable alternative to our proposals for the Company; and

                  Finally, although ISP suggested that Dexter demonstrate additional value, if it could, by providing information with respect to third party interest in Life Technologies, no such information has been forthcoming. While it was constructive for Dexter to have facilitated our contact with a third party interested in acquiring Life Technologies, presumably with a view toward assisting us in creating additional value for Dexter shareholders, based upon the most preliminary of discussions with the third party's advisors, there is little reason to believe that this avenue will prove fruitful. You should know that we intend now to deal directly with interested parties for Life Technologies, with a view toward determining what makes the most sense, while at the same time continuing our proxy contest.

                                            Sincerely,

                                            /s/ Samuel J. Heyman

                  On May 2, 2000, Mr. Walker sent the following letter to Mr.
         Heyman:

         Dear Mr. Heyman:

                  This is in reply to your letter of May 1, 2000, which came as a total surprise. The reasons you assign for your precipitous and very public new position require some rebuttal.

                  In discussing your April 20 proposal, our representatives expressed to yours the Board's desire for the best possible economics on the best possible contract terms. If you choose to translate those objectives into a characterization of your proposal as unacceptable, so be it. Your suggestion that our representatives "refused to meet" with yours over the April 22-23 weekend does not reflect the facts. In fact, Dexter's representatives offered not only to meet with ISP's representatives, but also to negotiate a transaction if ISP submitted a proposal at a "compelling price," which ISP refused to do. Nonetheless,


                                     A-7-19
         our representatives were told by yours in telephone discussions that occurred during the April 22-23 weekend that they believed ISP's proposal had flexibility to be increased. Moreover, in response to ISP's self-imposed deadline of Monday, April 24, 2000, our representatives told yours that the Dexter Board would not be meeting until Monday afternoon when it would consider its alternatives. Promptly following the Board meeting, on Monday evening our representatives called yours and said the Board was prepared to authorize a transaction with ISP at a price higher than what ISP was offering and invited ISP to negotiate. Your representatives refused and demanded that ISP be shown all of the bids received by Dexter in its value maximization process, a demand which on its face was unreasonable.

                  Your suggestion that Dexter refused to provide ISP with information regarding third party interest in Life Technologies is entirely inaccurate. Not only did Dexter introduce ISP last Thursday to a third party bidder for Life Technologies that had indicated strong interest at an attractive value, but Dexter also acceded to ISP's demand (which was made a non-negotiable condition of proceeding) that Dexter be excluded from any discussions between ISP and the third party. In view of the facts, your contention is hardly credible. Moreover, your position is even less credible when considered in light of the facts that ISP never had a meeting with the third party, that ISP demanded to know the third party's bid as a condition of the meeting and that there were no conversations at all between ISP and the third party after last Sunday.

                  Your contention regarding a "creditable alternative to [ISP's] proposals for the Company" is similarly untenable. The problem here is not creditable alternatives. The problem is ISP's determination to frustrate the Board's efforts on behalf of stockholders, to seize control of Dexter as cheaply as possible and to dispose of Life Technologies at a price which allows ISP to keep Dexter's wholly-owned businesses at minimal cost. It is for these reasons that the Dexter Board must be in charge of conducting the auction process. ISP is not interested in paying fair value for the Dexter wholly-owned businesses, nor is it interested in any bidder willing to do so. Based on ISP's conduct during the course of the last weekend, ISP's interest in a Life Technologies bidder only extends to the price such party will pay ISP for that business, an approach which we have previously illustrated to be tax inefficient.

                  We will continue to move forward with our program to maximize value in the short term for all Dexter stockholders, which may result in the sale of the assets you are interested to acquire.

                                            Sincerely,

                                            /s/ K. Grahame Walker

                                     A-7-20

                  On May 2, 2000, Mr. Heyman sent the following letter to Mr.
         Walker:

         Dear Grahame:

                  While I believe your May 2nd letter is filled with mischaracterizations, inaccuracies and irrelevancies, it is not productive for you and I to engage in a debate about "who said or did what to whom." Parenthetically, at Dexter's request, we had agreed to keep discussions to which you refer "confidential" -- an agreement which we have honored and you have now chosen to ignore.

                  The simple fact of the matter is that we have made, in our view, a fair and full offer for Dexter - which Dexter has seen fit to reject. Notwithstanding Dexter's rhetoric and repeated optimistic prognostications as to its progress with respect to the bidding process, we believe that our offer is still the best offer for Dexter, and if your company has a better one, we can only assume that it would have been disclosed by now.

                  Your threats to dismember the company with the piecemeal sale of one or more businesses smacks of scorched-earth tactics which, while they may operate to entrench your management, may only destroy shareholder value for Dexter shareholders.

                  Finally, whatever our differences, we believe that Dexter has a legal and moral obligation to let its shareholders decide what is in their best interests, and we trust that you will hold to your previously announced commitment to present any transaction to Dexter shareholders for their approval.

                                            Sincerely,

                                            /s/ Samuel J. Heyman

         Mr. Walker's May 2 letter to Mr. Heyman stated that "[w]e will continue to move forward with our program... which may result in the sale of the assets you are interested to acquire" (referring to the non-Life Technologies chemicals assets). This statement constitutes the threat to dismember the company referred to by Mr. Heyman in the above letter. ISP believes that any piecemeal sale of assets by Dexter could discourage bidders from formulating a proposal for the entire company, as ISP has done, thereby depriving shareholders of the value associated with such bids.

         On May 15, 2000, Mr. Heyman sent the following letter to Mr. Walker:


                                     A-7-21

         Dear Grahame,

                  We just don't seem to be on the same wavelength. While your representatives have communicated with ours about Dexter's demand that ISP increase its proposal as the price for moving forward, you should know that we have been struggling for quite some time now to just keep our $50 per share proposal in place. As one can imagine, the substantial costs to any acquirer of Dexter in connection with golden parachute, retention, and severance agreements put into place for the most part after we surfaced with our Dexter interest, together with other "change of control" provisions relating to debt instruments, does not make this any easier. Parenthetically, we believe that Dexter should explicitly disclose to its shareholders all information concerning these added costs.

                  By way of recapitulation, after making a $45 per share proposal in December, with the hope of quickly consummating a transaction, ISP increased its proposal to $50 per share this past March. Notwithstanding the fact that this was in our opinion a very fair and full proposal, since that time, Dexter has conducted what we believe to be an outrageously unfair process. In addition to those matters mentioned in previous letters, we cite just a few examples.

                  (1) When we made our proposal in March, Dexter refused to discuss it and chose instead to conduct an auction for the Company. While it had every right to do so, when we (to the best of our knowledge) then won the auction fair and square, in a "have your cake and eat it too" approach, instead of proceeding to consummate the transaction with ISP, Dexter took the position that it was only then willing to negotiate and even then only if ISP first put a substantially higher bid on the table;

                  (2) Dexter's solicitation of proposals from 29 different parties, most of whom we believe were interested only in isolated Dexter assets and some of whom were its competitors, coupled with its May 2nd threat to dismember the Company, was hardly a constructive process. Surprisingly enough, despite the broad ranging nature of the Company's solicitation process, we understand Dexter is now apparently refusing to waive provisions of its confidentiality agreements with certain third parties, in effect precluding our discussions with these parties to develop alternatives for Dexter shareholders; and

                  (3) I understand that just this past Friday Dexter refused to definitively commit that it will not attempt a further postponement of the Annual Meeting. In a similar vein, it is worth noting that it was only after our prodding that Dexter set a new record date as it was obligated to do in accordance with legal requirements.


                                     A-7-22

                  All this has taken place, of course, against the backdrop of extreme volatility in the financial markets and substantial increases in interest rates. Grahame, I firmly believe that Dexter is overplaying its hand here and urge reconsideration of any course of action aimed at dismemberment of the Company, which very process, in and of itself, we believe can only diminish value.

                                            Sincerely,

                                            /s/ Samuel J. Heyman

         Mr. Heyman stated in his May 15 letter that "we (to the best of our knowledge) then won the auction fair and square" because Dexter's Board has not announced any alternative transaction for the sale of Dexter (or any of its assets). ISP believes that if Dexter had a superior alternative to the ISP Proposal, it would have made an announcement to such effect by May 15, seven weeks after Mr. Walker's April 2 statement that "we expect to be in a position to make a definitive announcement in the next few weeks or so." At that time, Dexter had announced that it "had received several indications of interest in acquiring the entire company and had also received multiple indications of interest in Dexter's various constituent businesses." Furthermore, statements made by Mr. Walker on May 2 indicate that Dexter had a third party bidder for Life Technologies and alternatives for the sale of Dexter's wholly-owned businesses, but there is no mention of a competing bidder for the entire company. It should be noted that confirmation of Mr. Heyman's statement can be found in Mr. Walker's May 17 letter (set forth below), which discloses "significant indications of interest" by unnamed parties in one or more of Dexter's Nonwoven Materials, Electronic Materials and Adhesive & Coating Systems businesses, but does not disclose a bidder with an interest in the entire company that made a proposal superior to the ISP Proposal. To the contrary, Mr. Walker stated in his May 17 letter that the other parties that expressed interest in acquiring all of Dexter were principally life sciences companies, and "the decline in the public equity markets since March has adversely affected the trading prices of their equity securities and, accordingly, the value of the consideration they offered."

         Mr. Heyman's statement that "Dexter's solicitation of proposals from 29 different parties, most of whom we believe were interested only in isolated Dexter assets and some of whom were its competitors. . ." is based on the fact that ISP was aware of other parties involved in the sale process who are competitors of Dexter, including through conversations among ISP's and the other parties' respective financial advisors. In addition, as noted above, Mr. Walker confirmed in his May 17 letter (set forth below) that there were significant indications of interest for one or more of Dexter's wholly-owned businesses, but did not disclose the existence of any bidder (other than ISP) with an interest in the entire company.

         Mr. Heyman stated in his May 15 letter that "we understand Dexter is now apparently refusing to waive provisions of its confidentiality agreements with certain third parties" because ISP has explored the possibility of joining together with other bidders for Dexter's businesses to formulate a joint bid for the entire company. Bidders approached by ISP would not enter into such


                                     A-7-23
discussions on the grounds that they were prohibited from discussing a joint bid with ISP under the terms of their respective confidentiality agreements with Dexter.

         On May 17, 2000, Mr. Walker sent the following letter to Mr. Heyman:

         Dear Mr. Heyman:

                  First, on behalf of the Board of Directors, I want to thank ISP and its management for their efforts in connection with Dexter's short-term value maximization program. Unfortunately, we have not yet arrived at a point that causes the Dexter Board to believe the process is complete and should be closed. Nevertheless, we encourage ISP to continue its efforts in that direction.

                  Second, on behalf of the Board of Directors, I want to clearly and unambiguously offer to sell Dexter to ISP and further to offer to enter immediately into negotiations with your representatives for the purpose of reaching definitive agreements with ISP that will provide the following:

                   -- Prompt commencement by ISP of a cash tender offer for all outstanding Dexter common shares, to be followed by a merger of Dexter and ISP

                   -- Merger of Life Technologies with ISP or a wholly owned
                      affiliate of ISP in which LTEK shares not owned by Dexter or ISP receive fair consideration

                  Your counsel, Weil, Gotshal & Manges, and ours, Skadden, Arps, Slate, Meagher & Flom, have discussed the drafts of these agreements we submitted to ISP and the comprehensive comments on those drafts that ISP returned to us. We concluded, as we believe you very likely did, that our only real differences on the form of Dexter merger agreement involved the level of certainty it provided that once signed the tender offer would be commenced, consummated and closed. In a similar vein, our counsel expressed concern regarding certain overly conditional features of ISP's commitment letter from The Chase Manhattan Bank. Your counsel has invited us to negotiate the specific terms of concern to us. We accept that invitation as well as the implicit invitation to negotiate the features of the merger agreement you proposed to change which concerned us. For that purpose, we have enclosed a revised Dexter merger agreement and a copy of the Chase commitment letter which has been hand-marked to show the revisions we would request that ISP and Chase consider. The enclosed Dexter merger agreement is in substance the draft your counsel proposed, with very modest modifications intended to provide us with a high level of confidence that, once signed, it will close.

                  Our inclusion of the Life Technologies merger agreement is intended to renew our request that you forthrightly deal with the acquisition of all publicly-held shares of the Dexter-controlled entities in a single transaction. We believe this is not only an appropriate action for Dexter to seek, but also one that ISP should


                                     A-7-24
         embrace to ensure fair and equitable treatment of the Life Technologies minority. We assume this belief reflects the belief of the independent members of the Life Technologies Board of Directors, although we have not discussed it with them.

                  We firmly believe our actions today leave Dexter and ISP with only a single issue between us - price. You contend that ISP is offering $50. Taking ISP at its word, we know that the difference between us is not an unbridgeable chasm. We urge you to join us in a negotiation that resolves the remaining difference between us.

                  Third, as you know from our discussions, we believe that values in excess of $50 for Dexter shareholders can be achieved through a strategy commencing with disposition of Dexter's wholly owned businesses - Nonwoven Materials, Electronic Materials and Adhesive & Coating Systems. Our process has already produced significant indications of interest from financially capable, responsible bidders for those businesses. We are proceeding expeditiously to develop those interests and to enter into contracts providing for those sales as promptly as possible. We believe your interest in Dexter is especially focused on one or more of these businesses. Accordingly, we strongly urge you to join the process and to submit proposals on the businesses you wish to own, because we expect that this process will move quickly and that this opportunity may not be open to you for very long. To be clear, if you choose not to participate in this part of the process, ISP will receive no further notice of the status or development of the process, except as all Dexter shareholders are so informed, and the next announcement could be that Dexter has entered into unconditional, binding agreements to sell the businesses.

                  We look forward to hearing from you in the near future, as well as to working with you on whichever avenue of interest in Dexter you wish to pursue.

                                            Sincerely,

                                            /s/  K. Grahame Walker

         On May 23, 2000, Mr. Heyman sent the following letter to Mr. Walker:

         Dear Grahame,

                  This is to advise you that ISP is withdrawing herewith the increase in its proposal to acquire Dexter from $45 to $50 per share. Our original December $45 per share cash proposal to acquire the Company still stands.

                  As we previously indicated, ISP has been struggling for quite some time now to keep its offer in place in the face of what we view to be Dexter's delaying tactics and its mishandling of the process to maximize shareholder value, as well as the recent volatility of the


                                     A-7-25
         financial markets and substantial increases in interest rates. In addition, as we previously warned, your most recent decision to proceed down a path toward piecemeal liquidation of the Company's wholly owned businesses, we believe, has now diminished shareholder values. As a result of the above, ISP is no longer in a position to continue its $50 per share offer for Dexter.

                  We note that although the financial and equity markets were taking a decided downturn over recent months, you persisted in our view in overplaying your hand -- refusing to accept any of our proposals. Moreover, Dexter has continued to make repeated optimistic prognostications as to its progress with respect to the bidding process. Notwithstanding the fact that Dexter's deadline for final bids was April 19th, not until your May 17th letter to Dexter shareholders did you disclose for the first time that the downturn in the markets had adversely affected your efforts to sell Dexter. We also take note of the fact that, notwithstanding these developments, you continue to report in your May 17th shareholders' letter that you believe there is strong interest in the acquisition of Dexter and Life Technologies in a single transaction and that values in excess of $50 per share are achievable by selling off Dexter's individual businesses.

                  We are extremely skeptical of these pronouncements in light of the fact that your Company has been unable to realize on its program for maximizing shareholder values since our proposal for Dexter more than five months ago. So also, as we stated earlier, we believe that the way in which the Company has handled this entire matter has only diminished shareholder value and will in our opinion continue to do so. We, of course, reserve the right to make further adjustments to our proposal for Dexter prior to the June 30 Annual Meeting so as to reflect the impact of any additional actions you may take.

                  As is made clear by your threat to enter into "unconditional, binding agreements to sell the businesses" and statements by Dexter's representatives in the press to do so before the June 30 Annual Meeting, it would appear that you do not intend to seek the approval of Dexter shareholders for such sale of assets. As we have communicated earlier, we believe this is not only violative of Connecticut corporate law but totally contrary to Dexter's prior stated commitment to "present a definitive transaction to [its] shareholders". Accordingly, unless you disavow such intention, we intend to bring a legal action to preserve the right of Dexter shareholders to vote on any transactions you may be contemplating.

                                            Sincerely,

                                            /s/ Samuel J. Heyman

                                     A-7-26

         On May 30, 2000, Mr. Heyman sent the following letter to Mr. Walker:

         Dear Grahame,

                  We note that you continue to issue optimistic prognostications to Dexter shareholders concerning your "short term value maximization program" ("29 [interested] third parties" (March 23rd statement); results of first stage of program "very positive," "several indications of interest in acquiring the entire Company," "multiple indications of interest in Dexter's various constituent businesses," "we expect to be in a position to make a definitive announcement in the next few weeks or so," "very pleased with the results of the first stage of our sale process," "it is our objective to present a definitive transaction to our shareholders well before [June 30 2000]" (April 2nd statement); and "strong continuing interest in a transaction involving all of Dexter," "received a number of significant indications of interest for Dexter's wholly-owned businesses," "we believe that values in excess of $50 per share ...can be achieved," "process has already produced significant indications of interest from financially capable, responsible bidders," "we are proceeding expeditiously to develop those interests and to enter into contracts providing for those sales as promptly as possible" (May 17 statements)), which although it has been underway for some months now does not appear to have a single concrete result to show for it.

                  And what we find particularly questionable are recent Dexter statements that your piecemeal liquidation program can be expected to achieve values in excess of $50 per share for Dexter shareholders. Based upon our own analysis, we believe that the results of your program will fall in all likelihood substantially short of our $45 proposal, without even taking into account the present value advantage of our all cash offer.

                  But putting our analysis aside, don't you think that Dexter shareholders should be provided the necessary information to enable them to make their own evaluation? For example, we believe that a piecemeal liquidation of Dexter would be enormously tax inefficient. In fact, Dexter in its preliminary proxy makes reference to the "enormous tax costs" associated with the separation of Dexter and Life Technologies, and we trust that you are not suggesting that the piecemeal sale of Dexter's businesses, together with its interest in Life Technologies, would not result in a huge tax liability as well. Don't you think that you should disclose the tax basis for Dexter's assets and some estimate of the amount of taxes resulting from your proposed program? In addition, we had previously asked you to disclose the cost to the Company of the golden parachute, severance, and


                                     A-7-27
         retention agreements that you have put in place, together with other costs relating to "change of control" provisions in the Company's debt instruments. Why isn't Dexter willing to disclose to its shareholders the amount of these costs and confirm the fact that they would be triggered in a piecemeal liquidation?

                  Moreover, why is Dexter refusing to agree to submit its proposed liquidation transactions, which you have acknowledged are part of an overall "maximization program," to its shareholders for their approval -- which has now forced ISP to go into a Federal court in Connecticut seeking to require Dexter to comply with what we believe to be Connecticut law? In this connection, although Dexter may have a different view as to its legal obligation in this regard, which I would have hoped it would have articulated to its shareholders, your plan to sell Dexter's wholly-owned chemicals businesses and its interest in Life Technologies is we believe the equivalent of a sale of "substantially all" of Dexter's assets as defined under Connecticut law
         - thereby requiring shareholder approval. Parenthetically, we believe that the same result would pertain even if Dexter were to sell only its chemicals businesses while retaining its interest in Life Technologies. In any event, putting the law aside for a moment, why simply as a matter of fairness and deference to your shareholders would you want to deprive them of the opportunity to express themselves on an issue which is so critical to their investments and one which is at the very heart of the proxy contest -- which is, of course, in turn to be determined by Dexter shareholders?

                  Grahame, we believe that your proposed course of action is a big mistake. You should know that ISP is scheduling a conference call with Dexter shareholders for Wednesday, May 31st at 8:30 AM EDST, and I would invite you to join me on the call so that we could have a constructive exchange of views, which I believe would be of interest to Dexter shareholders. If for any reason this time is not convenient for you, please call promptly, and we would be willing to reschedule for a mutually convenient time.
                                            Sincerely,

                                            /s/ Samuel J. Heyman


                                     A-7-28

                                                                      ANNEX VIII


                 INFORMATION CONCERNING INTERNATIONAL SPECIALTY
                      PRODUCTS INC. AND OTHER PARTICIPANTS
                               IN THE SOLICITATION

         Information is being given herein for (i) International Specialty Products Inc., a Delaware corporation ("ISP"), (ii) ISP Investments Inc., a Delaware corporation ("ISP Investments" and together with ISP, the "Proponents"), (iii) Samuel J. Heyman, a natural person and nominee for the Board of Directors of the Company, (iv) Sunil Kumar, a natural person and nominee for the Board of Directors of the Company, (v) Philip Peller, a natural person and nominee for the Board of Directors of the Company, (vi) Alan Meckler, a natural person and nominee for the Board of Directors of the Company, (vii) Dan Ogden, a natural person and nominee for the Board of Directors of the Company, (viii) Morrison DeSoto Webb, a natural person and nominee for the Board of Directors of the Company, (ix) Robert Englander, a natural person and nominee for the Board of Directors of the Company, (x) John Droney, a natural person and nominee for the Board of Directors of the Company, (xi) Anthony T. Kronman, a natural person and nominee for the Board of Directors of the Company, (xii) Vincent Tese, a natural person and nominee for the Board of Directors of the Company, (xiii) Randall Lay, Executive Vice President and Chief Financial Officer of ISP ("Lay"), (xiv) Susan B. Yoss, Senior Vice President and Treasurer of ISP ("Yoss"), (xv) Christopher Nolan, Vice President-Corporate Development and Investor Relations of ISP ("Nolan"), (xvi) Jared Landaw, Vice President-Law of ISP ("Landaw"), and (xvii) Ben Stoller, Manager-Corporate Finance of ISP ("Stoller" and together with Lay, Yoss, Nolan and Landaw, the "ISP Participants"), who are each a "participant in a solicitation" as defined under the proxy rules (collectively, the "Participants").

         Information is also given for each of the entities listed on Schedule A to this Annex VIII, each of which is an "associate", as defined under the proxy rules, of the Proponents.

         Each of ISP and ISP Investments is a Delaware corporation. Each of ISP and ISP Investments has its principal place of business at 300 Delaware Avenue, Wilmington, Delaware 19801. The business address of each of the ISP Participants is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470. The address of each of the entities listed on Schedule A to this Annex VIII is c/o ISP Management Company, Inc., 1361 Alps Road, Wayne, New Jersey 07470.

         The Participants may be deemed to have beneficial ownership of Dexter Common Stock and the common stock, par value $.01 per share ("LTI Common Stock"), of Life Technologies, Inc. ("LTI") as set forth immediately below. Except as set forth below, no associates of any of the Participants owns any Dexter Common Stock or LTI Common Stock.


                                     A-8-1

                               NUMBER OF SHARES OF                                          APPROXIMATE MARGIN
                                    DEXTER'S                   NUMBER OF SHARES          INDEBTEDNESS WITH RESPECT
NAME                              COMMON STOCK               OF LTI'S COMMON STOCK            TO COMMON STOCK
----                              ------------               ---------------------            ---------------
ISP Investments Inc.                2,299,200                      3,384,600                     (5)
                              (direct ownership)(1)    (direct/indirect ownership)(2)(3)

ISP Opco Holdings Inc.              2,299,200                      3,384,600                     (5)
                             (indirect ownership)(1)      (indirect ownership)(2)(3)

ISP Ireland                             0                           452,000                      (5)
                                                             (direct ownership)(3)
International Specialty             2,299,200                      3,506,270                     (5)
Products Inc.                (indirect ownership)(1)           (direct/indirect
                                                              ownership)(2)(3)(4)

Samuel J. Heyman                    2,299,200                      3,506,270                     (5)
                             (indirect ownership)(1)     (indirect ownership)(2)(3)(4)

Sunil Kumar                              0                               0                       $0

Philip Peller                            0                               0                       $0

Alan Meckler                             0                               0                       $0

Dan Ogden                                0                               0                       $0

Morrison DeSoto Webb                     0                               0                       $0

Robert Englander                         0                               0                       $0

John Droney                              0                               0                       $0

Anthony T. Kronman                       0                               0                       $0

Vincent Tese                             0                               0                       $0


                                     A-8-2

Randall Lay                              0                               0                       $0

Susan B. Yoss                            0                               0                       $0

Christopher Nolan                        0                               0                       $0

Jared Landaw                             0                               0                       $0

Ben Stoller                              0                               0                       $0

(1) ISP Investments (through ISP Investments Grantor Trust) has the sole power to vote, direct the voting of, dispose of and direct the disposition of the Dexter Common Stock. ISP Opco Holdings Inc. ("ISP Opco"), by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Dexter Common Stock owned by ISP Investments. International Specialty Products Inc. ("ISP"), by virtue of its ownership of all of the outstanding common stock of ISP Opco, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Dexter Common Stock owned by ISP Investments. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the Dexter Common Stock owned by ISP Investments.

(2) ISP Investments (directly and through ISP Investments Grantor Trust) has the sole power to vote, direct the voting of, dispose of and direct the disposition of 2,932,600 shares of LTI Common Stock. ISP Opco, by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments, may be deemed to own beneficially (solely for purposes of Rule 13d-3) all of the LTI Common Stock owned by ISP Investments. ISP, by virtue of its ownership of all of the outstanding common stock of ISP Opco, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the LTI Common Stock owned by ISP Investments. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the LTI Common Stock owned by ISP Investments.

(3) ISP Ireland has the sole power to vote, direct the voting of, dispose of and direct the disposition of 452,000 shares of LTI Common Stock. ISP Investments, by virtue of its indirect ownership of all of the outstanding capital stock of ISP Ireland, may be deemed to own beneficially (solely for purposes of Rule 13d-3) all of the LTI Common Stock owned by ISP Ireland. ISP Opco, by virtue of its indirect ownership of all of the outstanding capital stock of ISP Investments, may be deemed to own beneficially (solely for purposes of Rule 13d-3) all of the LTI Common Stock owned by ISP Ireland. ISP, by virtue of its ownership of all of the outstanding common stock of ISP Opco, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the LTI Common Stock owned by ISP Ireland. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the LTI Common Stock owned by ISP Ireland.

(4) ISP has the sole power to vote, direct the voting of, dispose of and direct the disposition of 121,670 shares of LTI Common Stock. Mr. Heyman, by virtue of his beneficial ownership (as defined in Rule 13d-3) of approximately 76% of the capital stock of ISP, may be deemed to own beneficially (solely for purposes of Rule 13d-3) the LTI Common Stock owned by ISP.

(5) In the ordinary course of its business, ISP Investments Inc. purchases securities for its investment portfolio with funds obtained from the working capital of ISP Investments, loans from affiliates and borrowings pursuant to standard margin arrangements. Because the securities from multiple investments are pooled in one account, the amount of margin indebtedness incurred by ISP in connection with its


                                     A-8-3
         purchases of Dexter Common Stock, which purchases were numerous and made over many months, is impossible to determine with any degree of certainty.

         Other than as set forth immediately below, to the best of the knowledge of the Participants and their associates, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Dexter, including but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies:

         On November 25, 1998, ISP entered into an agreement (the "Group Agreement") with certain other persons with respect to such parties' ownership of LTI Common Stock. Pursuant to the terms of the Group Agreement, ISP and the other parties thereto agreed (i) not to sell or otherwise dispose of any shares of LTI Common Stock unless all of the parties mutually agreed (subject to certain exceptions), (ii) to bear its own costs and expenses incurred in connection with its ownership of LTI Common Stock, the Group Agreement or any transactions entered into pursuant to the Group Agreement (subject to certain exceptions for expenses incurred for the benefit of all the parties thereto),
(iii) to join with ISP in a Schedule 13D filing and any required amendments thereto and (iv) not to enter into any other contract, arrangement, understanding or relationship with any other person with respect to the equity securities of LTI. The initial Group Agreement provided for a term of six months, but subsequent agreements were entered into ultimately extending the term through September 30, 2000 for all but one of the original members of the group.

         No Participant or associate owns any securities of the Company of record but not beneficially.

         Neither ISP nor ISP Investments has any special arrangements with any of the ISP Participants in connection with this proxy solicitation.

         None of the Participants and none of their associates has any arrangement or understanding with any person with respect to (i) any future employment with Dexter or (ii) any future transactions to which Dexter or any of its affiliates may be a party, except as set forth in the letter, dated December 14, 1999, from Mr. Heyman to Dexter's Chairman and Chief Executive Officer, in which ISP proposed to purchase all of Dexter's outstanding Common Stock for $45 per share in a merger transaction, which proposal was subsequently rejected by Dexter's Board by correspondence dated December 23, 1999. No family relationships exist among the Proponents' nominees or between any Dexter director or executive officer and any of the Proponents' nominees.


                                     A-8-4

                  The following is a summary of all transactions in Dexter securities by the Participants over the last two years.



        DATE OF TRANSACTION     NATURE OF TRANSACTION      NUMBER OF SHARES
--------------------------------------------------------------------------------
           09/15/98                      Buy                       37,000
           09/17/98                      Buy                      440,000
           09/21/98                      Buy                       64,700
           09/23/98                      Buy                        5,400
           09/25/98                      Buy                       10,000
           09/30/98                      Buy                       10,600
           10/01/98                      Buy                          100
           10/02/98                      Buy                       25,000
           10/05/98                      Buy                          600
           10/06/98                      Buy                       14,200
           10/07/98                      Buy                       18,400
           10/09/98                      Buy                       55,500
           10/16/98                      Buy                      169,100
           10/19/98                      Buy                       75,000
           11/11/98                      Buy                       47,500
           11/12/98                      Buy                       69,600
           12/01/98                      Sell                    (50,000)
           12/02/98                      Sell                    (25,000)
           12/04/98                      Buy                      106,500
           12/09/98                      Buy                       11,600
           12/10/98                      Buy                       15,600
           12/11/98                      Buy                       18,500
           12/14/98                      Buy                       14,000
           12/15/98                      Buy                        6,000
           02/17/99                      Buy                        5,000
           03/31/99                      Buy                        7,500
           05/07/99                      Sell                    (25,000)
           05/13/99                      Buy                       10,000
           05/14/99                      Buy                       20,000
           05/17/99                      Buy                       17,100
           05/18/99                      Buy                       21,600
           05/19/99                      Buy                        2,500
           05/21/99                      Buy                       10,000
           05/24/99                      Buy                       11,400
           05/25/99                      Buy                       20,500
           05/26/99                      Buy                       20,000
           05/27/99                      Buy                       19,000


                                     A-8-5

           05/28/99                      Buy                        2,000
           06/01/99                      Buy                       19,000
           06/02/99                      Buy                       22,500
           06/03/99                      Buy                        6,200
           06/07/99                      Buy                        5,500
           06/08/99                      Buy                        1,900
           06/09/99                      Buy                       31,500
           06/10/99                      Buy                        1,300
           06/15/99                      Buy                       10,000
           06/24/99                      Sell                    (25,000)
           07/13/99                      Sell                     (2,900)
           07/22/99                      Buy                        9,600
           07/23/99                      Buy                        5,000
           07/26/99                      Buy                        4,700
           07/28/99                      Buy                        7,700
           08/03/99                      Sell                     (6,300)
           08/05/99                      Buy                        3,500
           08/06/99                      Sell                     (3,500)
           08/09/99                      Buy                      248,400
           08/10/99                      Buy                       11,400
           08/11/99                      Buy                       12,700
           08/19/99                      Sell                     (5,300)
           08/20/99                      Buy                       56,000
           08/23/99                      Buy                       94,900
           08/24/99                      Buy                       28,900
           08/25/99                      Buy                       12,300
           08/27/99                      Buy                       12,000
           08/30/99                      Buy                       13,000
           08/31/99                      Buy                        7,500
           09/03/99                      Buy                       84,300
           09/07/99                      Buy                       48,600
           09/08/99                      Buy                        9,900
           09/13/99                      Sell                     (1,000)
           09/14/99                      Sell                     (1,400)
           09/15/99                      Sell                     (2,000)
           09/17/99                      Buy                       46,300
           09/20/99                      Buy                       76,000
           09/21/99                      Buy                       31,400
           09/22/99                      Buy                       15,000
           09/23/99                      Buy                       34,000
           09/24/99                      Buy                       47,600
           09/27/99                      Buy                       46,500
                                                       -------------------
                                                                2,299,200
                                                       ===================



                                     A-8-6

                                                        SCHEDULE A TO ANNEX VIII


               Associates of International Specialty Products Inc.
               ---------------------------------------------------


ISP Opco Holdings Inc.
Belleville Realty Corp.
ISP Alginates Inc.
ISP Management Company, Inc.
ISP Chemicals Inc.
ISP Minerals Inc.
ISP Technologies Inc.
ISP Mineral Products Inc.
ISP Environmental Services Inc.
Bluehall Incorporated
ISP Realty Corporation
ISP Real Estate Company, Inc.
International Specialty Products Funding Corporation
ISP Newark Inc.
ISP Van Dyk Inc.
ISP Fine Chemicals Inc.
ISP Freetown Fine Chemicals Inc.
Verona Inc.
ISP Global Technologies Inc.
ISP International Corp.
ISP Marl Holdings GmbH
ISP Holdings (U.K.) Ltd.
ISP Ireland
ISP (Puerto Rico) Inc.
ISP Marl Gmbh
ISP Acetylene Gmbh
ISP Alginates (U.K.) Ltd.
ISP (Great Britain) Co. Ltd.
ISP Andina, C.A.
ISP Argentina S.A.
ISP Asia Pacific Pte Ltd.
ISP (Australasia) Pte Ltd.
ISP (Belgium) N.V.
ISP (Belgium) International N.V.
ISP do Brasil Ltda.
ISP (Canada) Inc.
ISP Ceska Republika Spol S.R.O.
ISP (China) Limited
ISP Colombia Ltda.
ISP Freight Service N.V.


                                     A-8-7

ISP Global Operations (Barbados) Inc.
ISP Global Technologies (Belgium) S.A.
ISP Global Technologies (Germany) Holding Gmbh
ISP Customer Service Gmbh
ISP Global Technologies Deutschland Gmbh
International Specialty Products ISP (France) S.A.
ISP (Hong Kong) Limited
ISP (Italia) S.r.l.
ISP (Japan) Ltd.
ISP (Korea) Limited
ISP Mexico, S.A. de C.V.
ISP (Norden) A.B.
ISP (Osterreich) G.m.b.h.
ISP (Polska) Sp.z. o.p.
ISP Sales (Barbados) Inc.
ISP Sales (U.K.) Limited
ISP (Singapore) Pte Ltd.
ISP (Switzerland) A.G.
ISP (Thailand) Co., Ltd.
Chemfields Pharmaceuticals Private Limited
Kelp Industries Pty Ltd
Arramara Teoranta
Thorverk Hf


                                     A-8-8

                                  FORM OF PROXY

                               DEXTER CORPORATION

              PROXY SOLICITED ON BEHALF OF INTERNATIONAL SPECIALTY
                PRODUCTS INC., ISP INVESTMENTS INC. AND THE OTHER
            PARTICIPANTS IDENTIFIED IN THE PROXY STATEMENT FURNISHED
             HEREWITH ("ISP") FOR THE ANNUAL MEETING OF SHAREHOLDERS
   OF DEXTER CORPORATION TO BE HELD ON JUNE 30, 2000 AT 10:00 A.M. LOCAL TIME


The undersigned shareholder of Dexter Corporation ("Dexter") hereby appoints Samuel J. Heyman and Sunil Kumar and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Dexter Corporation to be held at The Hartford Club, 46 Prospect Street, Hartford, Connecticut on June 30, 2000 at 10:00 A.M., local time, and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

         Receipt of the Proxy Statement furnished herewith is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. ON MATTERS FOR WHICH YOU DO NOT SPECIFY A CHOICE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF ISP. YOU MAY APPROVE OR VOTE SEPARATELY ON ANY OR ALL OF THE PROPOSALS, BUT PROPOSAL NO. 3 WILL NOT BE EFFECTIVE UNLESS PROPOSAL NO. 2 IS ADOPTED (AND THE CONNECTICUT FEDERAL COURT DECISION DESCRIBED IN THE PROXY STATEMENT IS REVERSED ON APPEAL), AND PROPOSAL NO. 5 WILL NOT BE EFFECTIVE UNLESS PROPOSAL NO. 4 IS ADOPTED.



                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)


                                                 ISP RECOMMENDS A VOTE "FOR" THE ITEMS LISTED BELOW.

1.       Election of Directors

NOMINEES: Samuel J. Heyman, Sunil Kumar, Philip    FOR all nominees listed on the left   WITHHOLD AUTHORITY to vote for
Peller                                             (except as marked to the contrary).   all nominees listed to the
(Instructions:  To withhold authority to vote                                            left.
for any individual nominee, write that nominee's
name in the space provided below.)                                   [_]                          [_]

------------------------------------------------


                                                                          FOR           AGAINST         ABSTAIN

2.      THE BOARD SIZE BYLAW PROPOSAL                                     [_]             [_]             [_]



3.       Election of ADDITIONAL Directors TO FILL VACANCIES FROM INCREASED BOARD
         SIZE

NOMINEES: Alan Meckler, Dan Ogden, Morrison        FOR all nominees listed on the left   WITHHOLD AUTHORITY to vote for
DeSoto Webb, Robert Englander, John Droney,        (except as marked to the contrary).   all nominees listed to the left.
Anthony T. Kronman, Vincent Tese.
(Instructions:  To withhold authority to vote
for any individual nominee, write that nominee's                     [_]                          [_]
name in the space provided below.)

-----------------------------------------------


                                                                           FOR           AGAINST          ABSTAIN

4.      THE POISON PILL BYLAW PROPOSAL                                     [_]             [_]              [_]

5.      THE POISON PILL AMENDMENT PROPOSAL                                 [_]             [_]              [_]


6.      THE BYLAW REPEAL PROPOSAL                                          [_]             [_]              [_]

7.      THE OMNIBUS PROPOSAL                                               [_]             [_]              [_]


                         ISP MAKES NO RECOMMENDATION ON
                       THE FOLLOWING MATTER TO BE VOTED ON
                           AT THE 2000 ANNUAL MEETING



                                                                          FOR           AGAINST         ABSTAIN
RATIFICATION OF INDEPENDENT AUDITORS                                      [_]             [_]             [_]


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT
THEREOF.


P                                                  Dated: _____________, 2000


R                                                  -----------------------------------------
                                                            (Signature)

O
                                                   -----------------------------------------
                                                            (Signature if held jointly)
X
                                                   -----------------------------------------
                                                   Title:
Y
                                                   Please sign exactly as name appears hereon.
                                                   When shares are held by joint tenants, both
                                                   should sign. When signing as attorney,
                                                   executor, administrator, trustee, or
                                                   guardian, please give full title as such. If
                                                   a corporation, please sign in full corporate
                                                   name by president or other authorized
                                                   officer. If a partnership, please sign in
                                                   partnership name by authorized person. The
                                                   signer hereby revokes all proxies heretofore
                                                   given by the signer to vote at the 2000
                                                   Annual Meeting of Shareholders of Dexter
                                                   Corporation and any adjournment or
                                                   postponement thereof.

